Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and between

FIRST CITIZENS BANCORPORATION, INC.

and

FIRST CITIZENS BANCSHARES, INC.

DATED AS OF JUNE 10, 2014

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(cont.)

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(cont.)

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(cont.)

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(cont.)

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INDEX OF DEFINED TERMS

Section
Acquisition Proposal	6.11
affiliate	9.5
Agreement	Preamble
Alternative Transaction	6.11(a)
Articles of Merger	1.2
Bank Call Reports	3.6(b)
Bank Merger	1.11
Bank Merger Agreement	1.11
Bank Merger Certificates	1.11
BHC Act	3.1(a)
Board Recommendation	6.3(b)
business day	2.2(a)
Change in Board Recommendation	6.3(b)
Class B Election	1.4(a)
Closing	9.1
Closing Date	9.1
Code	Recitals
Confidentiality Agreement	6.2(b)
Continuing Employee	6.6(a)
Contract	3.1(a)
Delaware Secretary	1.2
Derivative Contract	3.16
DGCL	1.1
Disclosure Schedules	9.6(a)
Dissenting Shares	1.4(a)
Documented Expenses	8.2(b)
Effective Time	1.2
Enforceability Exceptions	3.3(a)
Environmental Laws	3.18(a)
Environmental Survey	6.13(a)
ERISA	3.11(a)
Exchange Act	3.4
Exchange Agent	2.1
Exchange Fund	2.1
FDIC	3.1(b)
Federal Reserve Board	3.4
GAAP	3.1(a)
Governmental Entity	3.4
Hazardous Substance	3.18(a)
Intellectual Property	3.21

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Intervening Event	6.3(b)
IRS	3.10(o)
Joint Proxy Statement	3.4
knowledge	9.5
Law	3.13(a)
Lease Agreements	3.20(d)
Liens	3.2(c)
Loan Collateral	3.27(b)
Loan Loss Reserve	3.27(g)
Loan Repurchase Reserve	3.27(h)
Loans	5.2(n)
Material Adverse Effect	3.1(a)
Material Defect	6.13(b)
Materially Burdensome Regulatory Condition	6.1(b)
Merger	Recitals
Merger Consideration	1.4(a)
MEWA	3.11(f)
Minority Holders	3.25
Multiemployer Plan	3.11(f)
Multiple Employer Plan	3.11(f)
NASDAQ	2.2(e)
North	Preamble
North Bank	1.11
North Benefit Plans	6.6(f)
North Carolina Commissioner	3.4
North Carolina Courts	9.9(b)
North Charter	1.7
North Charter Amendment	1.7
North Class A Common Stock	4.2(a)
North Class B Common Stock	4.2(a)
North Closing Price	2.2(e)
North Common Stock	4.2(a)
North Disclosure Schedule	9.6(a)
North ERISA Affiliate	6.6(f)
North Evaluation Committee	Recitals
North Financial Statements	4.6(a)
North Loss Share Agreement	4.11
North Meeting	6.3(a)
North Pension Plan	6.6(b)
North Reports	4.5(a)
North SEC Disclosure	Article 4
North SEC Reports	4.15
North Share Certificates	2.1
North Subsidiary	4.1(b)
Permitted Encumbrances	3.20(a)

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person	9.5
Premium Cap	6.7(b)
Previously Disclosed	9.6(b)
Property Examination	6.13(a)
Regulatory Agencies	3.5(a)
Representative	6.11
Requisite North Vote	4.3(a)
Requisite Regulatory Approvals	7.1(c)
Requisite South Vote	3.3(a)
S-4	3.4
Sarbanes-Oxley Act	3.13(a)
SCBCA	1.11
SEC	3.4
Securities Act	3.2(b)
South	Preamble
South Bank	1.11
South Benefit Plans	3.11(a)
South Carolina Commissioner	3.4
South Carolina Secretary	1.2
South Charter	3.1(a)
South Common Stock	1.4(a)
South Contract	3.14(a)
South Disclosure Schedule	9.6(a)
South ERISA Affiliate	3.11(a)
South Financial Statements	3.6(a)
South Indemnified Parties	6.7(a)
South Leased Properties	3.20(b)
South Loss Share Agreement	3.14(c)
South Meeting	6.3(a)
South Nonvoting Stock	1.4(a)
South Owned Properties	3.20(b)
South Pension Plan	6.6(c)
South Preferred Stock	6.15
South Qualified Plans	3.11(d)
South Real Property	3.20(b)
South Reports	3.5(a)
South Share Certificate	1.4(b)
South Special Committee	Recitals
South Subsidiary	3.1(b)
South Voting Stock	1.4(a)
SRO	3.5(a)
Subordinated Debt	6.16
Subsidiary	3.1(a)
Superior Proposal	6.3(c)
Surviving Corporation	Recitals

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Tax or Taxes	3.10(m)
Tax Return	3.10(n)
Termination Date	8.1(c)
Termination Fee	8.2(d)
Third Party Shares	1.4(a)
Trust Preferred Securities	6.14
Trust Preferred Securities I	6.14
Trust Preferred Securities II	6.14
Trust Preferred Securities III	6.14

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of June 10, 2014 (this “Agreement”), by and between First Citizens Bancorporation, Inc., a South Carolina corporation (“South”), and First Citizens BancShares, Inc., a Delaware corporation (“North”).

WITNESSETH:

WHEREAS, the Board of Directors of South, upon the recommendation of a special committee consisting of certain independent members of the Board of Directors of South (the “South Special Committee”), and the Board of Directors of North, upon the recommendation of an evaluation committee consisting of certain independent members of the Board of Directors of North (the “North Evaluation Committee”), have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for in this Agreement, pursuant to which South will, subject to the terms and conditions set forth in this Agreement, merge with and into North (the “Merger”), with North as the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”) in the Merger;

WHEREAS, the parties intend the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and intend for  this Agreement to constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
THE MERGER

1.1           The Merger.  Subject to the terms and conditions of this Agreement, in accordance with the South Carolina Business Corporation Act of 1988, as amended (the “SCBCA”), and the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, South shall merge with and into North.  North shall be the Surviving Corporation in the Merger and shall continue its corporate existence under the laws of the State of Delaware.  Upon consummation of the Merger, the separate corporate existence of South shall terminate.

1.2           Effective Time.  The Merger shall become effective as set forth in the articles of merger to be filed with the South Carolina Secretary of State (the “South Carolina Secretary”) and the certificate of merger to be filed with the Delaware Secretary of State (the “Delaware Secretary”), respectively, on the Closing Date, each of which shall be in form and substance reasonably satisfactory to North and South (collectively, the “Articles of Merger”).  The term “Effective Time” shall be the date and time when the Merger becomes effective, as set forth in the Articles of Merger.

1.3           Effects of the Merger.  At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the SCBCA and the DGCL.

1.4           Conversion of South Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of North, South or the holder of any of the following securities:

(a)           Subject to Section 2.2(e), each share of South common stock, $5.00 par value per share (the “South Voting Stock”) and South nonvoting common stock, $5.00 par value per share (the “South Nonvoting Stock” and collectively with the South Voting Stock, the “South Common Stock”) issued and outstanding immediately prior to the Effective Time, except for (i) shares of South Common Stock owned by South as treasury stock or owned, directly or indirectly, by South or North or any of their respective wholly-owned Subsidiaries (excluding (A) any such shares held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity on behalf of third parties or (B) shares held, directly or indirectly, in respect of a debt previously contracted (the shares referred to in clauses (i)(A) and (i)(B), the “Third Party Shares”)), and (ii) any shares of South Common Stock the holder of which (A) has not voted in favor of the Merger or consented thereto in writing, (B) has demanded its rights to be paid the fair value of such shares in accordance with Chapter 13 of the SCBCA and (C) has not effectively withdrawn or lost its rights to be paid the fair value of such shares of South Common Stock (such shares, “Dissenting Shares”), shall be converted into the right to receive 4.00 shares of North Class A Common Stock and $50.00, unless a holder elects (the “Class B Election”) in the holder’s letter of transmittal for each share of such holder’s South Common Stock to be converted into (x) 3.58 shares of North Class A Common Stock and (y) 0.42 shares of  North Class B Common Stock (for clarity, South and North agree that no cash (other than cash in lieu of fractional shares) shall be payable with respect to shares of South Common Stock for which the holder thereof made a Class B Election). The cash payable, and the shares of North Common Stock issuable, upon conversion of the South Common Stock, together with any cash in lieu of fractional shares payable pursuant to this Section 1.4 and Section 2.2(e), are referred to as the “Merger Consideration”.

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(b)           All of the shares of South Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, a “South Share Certificate”, it being understood that any reference herein to “South Share Certificate” shall be deemed, as appropriate, to include reference to book-entry account statements relating to the ownership of shares of South Common Stock, and it being further understood that provisions herein relating to South Share Certificates shall be interpreted in a manner that appropriately accounts for book-entry shares, including that, in lieu of delivery of a South Share Certificate and a letter of transmittal as specified herein, shares held in book-entry form may be transferred by means of an “agent’s message” to the Exchange Agent or such other evidence of transfer as the Exchange Agent may reasonably request) previously representing any such shares of South Common Stock shall thereafter represent, subject to Section 2.2(b), only the right to receive a certificate or certificates representing the number of whole shares of North Common Stock which such shares of South Common Stock have been converted into the right to receive pursuant to Section 1.4(a) and cash (including any cash in lieu of fractional shares) which the shares of South Common Stock represented by such South Share Certificate have been converted into the right to receive pursuant to this Section 1.4 and Section 2.2(e), without any interest thereon.  South Share Certificates previously representing shares of South Common Stock shall, subject to Section 2.2(b), be exchanged for certificates representing whole shares of North Common Stock upon the surrender of such South Share Certificates in accordance with Section 2.1, without any interest thereon.  If, prior to the Effective Time, the outstanding shares of North Common Stock or South Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend or stock distribution, stock split, reverse stock split or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Merger Consideration (it being understood that any dividend or distribution permitted under Section 5.2(b)(ii) or 5.3(a) shall not be deemed to constitute an extraordinary dividend or distribution and shall not result in any adjustment to the Merger Consideration hereunder).

(c)           Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of South Common Stock that are owned, directly or indirectly, by South or North or any of their respective wholly-owned Subsidiaries (excluding any Third Party Shares) and all Dissenting Shares shall be cancelled and shall cease to exist, and no stock of North or, except to the extent required by Chapter 13 of the SCBCA in the case of Dissenting Shares, other consideration shall be delivered in exchange therefor.

1.5           North Common Stock.  At and after the Effective Time, each share of North Class A Common Stock and North Class B Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of North Class A Common Stock and North Class B Common Stock, as applicable, of the Surviving Corporation and shall not be affected by the Merger.

1.6           Dissenting Shares.

(a)           Notwithstanding anything in this Agreement to the contrary, no Dissenting Shares shall be converted into or represent a right to receive the Merger Consideration.  By virtue of the Merger, all Dissenting Shares shall be cancelled and shall cease to exist and shall represent the right to receive only those rights provided under Chapter 13 of the SCBCA.  From and after the Effective Time, a holder of Dissenting Shares shall not be entitled to exercise any of the voting rights or other rights of a stockholder, member or equity owner of the Surviving Corporation.

(b)           Notwithstanding the provisions of this Section 1.6, if any holder of shares of South Common Stock for which such holder has demanded dissenters’ rights shall effectively withdraw or lose (through failure to perfect or otherwise) the right to dissent or its dissenters’ rights, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares of South Common Stock shall no longer be Dissenting Shares and shall automatically be converted into and represent only the right to receive the Merger Consideration pursuant to this Article I.

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(c)           South shall give North (i) prompt written notice of any notice received by South of any stockholder’s intent to demand the fair value of any shares of South Common Stock, any demand received by South for payment of the fair value of any shares of South Common Stock, withdrawals of such demands and any other instruments served pursuant to Chapter 13 of the SCBCA and received by South which relate to any such demand for dissenters’ rights and (ii) the opportunity to reasonably participate in negotiations and proceedings with respect to demands for dissenters’ rights under Chapter 13 of the SCBCA.  Unless required by applicable Law, South will not, except with the prior written consent of North, make any payment with respect to demands for dissenters’ rights or offer to settle or settle any such demands.

1.7          Certificate of Incorporation of Surviving Corporation.  At the Effective Time, the Certificate of Incorporation of North (the “North Charter”), as in effect at the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation except that Article IV shall be amended at the Effective Time in connection with the Merger to increase the number of authorized shares of North Class A Common Stock to 16,000,000 (the “North Charter Amendment”).

1.8           Bylaws of Surviving Corporation.  At the Effective Time, the Bylaws of North, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law.

1.9           Directors of Surviving Corporation.  At or prior to the Effective Time, North’s Board of Directors shall take all appropriate action to cause the number of directors that will constitute the full Board of Directors of the Surviving Corporation at the Effective Time to be 13, of which three shall be current members of the South Board of Directors designated by North  prior to the Effective Time (after consultation with South), provided that at least two of such three shall be “independent directors” as defined by NASDAQ Listing Rules.

1.10         Tax Consequences.  It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.

1.11         Bank Merger.  On the Closing Date and immediately following the Merger, First Citizens Bank and Trust Company, Inc., a South Carolina state-chartered bank and a wholly-owned Subsidiary of South (“South Bank”), will merge (the “Bank Merger”) with and into First-Citizens Bank & Trust Company, a North Carolina state-chartered bank and a wholly-owned Subsidiary of North (“North Bank”).  North Bank shall be the surviving entity in the Bank Merger and shall continue its corporate existence under the Laws of the State of North Carolina, and, following the Bank Merger, the separate corporate existence of South Bank shall cease.  The parties agree that the Bank Merger shall become effective immediately after the Effective Time or such later date as determined by North.  The Bank Merger shall be implemented pursuant to an agreement and plan of merger, in a form to be specified by North and reasonably acceptable to South (the “Bank Merger Agreement”).  In order to obtain the necessary state and federal regulatory approvals for the Bank Merger, the parties hereto shall cause the following to be accomplished prior to the filing of applications for regulatory approval: (a) South shall cause South Bank to adopt the Bank Merger Agreement, South, as the sole stockholder of South Bank, shall approve the Bank Merger Agreement and South shall cause the Bank Merger Agreement to be duly executed by South Bank and delivered to North Bank and (b) North shall cause North Bank to adopt the Bank Merger Agreement, North, as the sole stockholder of North Bank, shall approve the Bank Merger Agreement and North shall cause the Bank Merger Agreement to be duly executed by North Bank and delivered to South Bank.  South shall cause South Bank, and North shall cause North Bank, to execute such certificates of merger and articles of combination and such other documents and certificates (in each case in form and substance reasonably satisfactory to North and South) as are necessary to make the Bank Merger effective (“Bank Merger Certificates”).

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1.12         Headquarters of Surviving Corporation; Name. From and after the Effective Time until changed by action of the Board of Directors of the Surviving Corporation, (a) the location of the headquarters and principal executive offices of the Surviving Corporation shall be Raleigh, North Carolina, (b) the name of the Surviving Corporation shall be “First Citizens BancShares, Inc.” and (c) the name of the surviving entity in the Bank Merger shall be “First-Citizens Bank & Trust Company.”

ARTICLE II
EXCHANGE OF SHARES

2.1           North to Make Shares and Cash Available. At or prior to the Effective Time, North shall deposit, or shall cause to be deposited, with a bank, trust company or stock transfer services provider designated by North and reasonably acceptable to South (the “Exchange Agent”), for the benefit of the holders of South Share Certificates, for exchange in accordance with this Article II, certificates or, at North’s option, evidence of shares in book-entry form (collectively, referred to herein as “North Share Certificates”), representing the shares of North Common Stock sufficient to pay the portion of the Merger Consideration to be paid in shares of North Common Stock, and cash sufficient to pay the portion of the Merger Consideration to be paid in cash (including the amount of cash to be paid in lieu of any fractional shares) (such cash and North Share Certificates for shares of North Common Stock, together with any dividends or distributions payable with respect thereto pursuant to Section 2.2(b), being hereinafter referred to as the “Exchange Fund”), to be issued and paid pursuant to Section 1.4 and Section 2.2(a) in exchange for outstanding shares of South Common Stock.  North shall deposit with the Exchange Agent, as necessary from time to time at or after the Effective Time, any dividends or other distributions payable pursuant to Section 2.2(b).  For the avoidance of doubt, the Exchange Fund shall not include any amounts to be paid to Dissenting Shares. Prior to the Effective Time, North will enter into an exchange agent agreement on customary terms with the Exchange Agent, which terms shall be in form and substance reasonably acceptable to South.

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2.2           Exchange of Shares.

(a)           As soon as reasonably practicable after the Effective Time (and in any event within ten business days thereafter), the Exchange Agent shall mail to each holder of record of one or more South Share Certificates representing shares of South Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the South Share Certificates shall pass, only upon proper delivery of the South Share Certificates (or affidavits of loss in lieu of such South Share Certificates) to the Exchange Agent), that, among other things, permits each holder to make the Class B Election, and (ii) instructions for use in effecting the surrender of the South Share Certificates in exchange for the Merger Consideration that the shares of South Common Stock represented by such South Share Certificate or South Share Certificates shall have been converted into the right to receive pursuant to this Agreement and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(b).  Upon proper surrender of a South Share Certificate or South Share Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed, duly executed letter of transmittal, the holder of such South Share Certificate or South Share Certificates shall be entitled to receive in exchange therefor, as applicable, (A) a North Share Certificate representing that number of whole shares of North Class A Common Stock to which such holder of South Common Stock shall have become entitled pursuant to the provisions of Article I, (B) a North Share Certificate representing that number of whole shares of North Class B Common Stock to which such holder of South Common Stock shall have become entitled pursuant to the provisions of Article I, if such holder makes a Class B Election and (C) a check representing the amount of cash (including cash in lieu of fractional shares) which such holder has the right to receive in respect of the South Share Certificate or South Share Certificates surrendered pursuant to Section 1.4(a) and the provisions of this Article II and any dividends or distributions that are then payable pursuant to Section 2.2(b), and the South Share Certificate or South Share Certificates so surrendered shall forthwith be cancelled.  No interest will be paid or accrued on any cash paid or payable in respect of the Merger Consideration. Until surrendered as contemplated by this Section 2.2, except as set forth in Section 1.6, each South Share Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the Merger Consideration and any dividends or distributions payable under Section 2.2(b). For purposes of this Agreement, “business day” means a day, other than Saturday, Sunday or any other day on which commercial banks in Raleigh, North Carolina are authorized or required by Law to close.

(b)           No dividends or other distributions declared with respect to North Common Stock shall be paid to the holder of any unsurrendered South Share Certificate until the holder thereof shall surrender such South Share Certificate in accordance with this Article II. After the surrender of a South Share Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive (i) any such dividends or other distributions, without any interest thereon, with a record date after the Effective Time and previously paid or payable on the date of such surrender with respect to the whole shares of North Common Stock which the shares of South Common Stock represented by such South Share Certificate have been converted into the right to receive (which amounts shall be paid at the time the Merger Consideration is paid in respect of such South Share Certificate) and (ii) at the appropriate payment date, any such dividends or other distributions with a record date after the Effective Time (but prior to such surrender date) which thereafter become payable with respect to the whole shares of North Common Stock which the shares of South Common Stock represented by such South Share Certificate have been converted into the right to receive.

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(c)           If any North Share Certificate representing shares of North Common Stock is to be issued in, or cash is to be paid to, a name other than that in which the South Share Certificate or South Share Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the South Share Certificate or South Share Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a North Share Certificate representing shares of North Common Stock or the payment of cash in respect of the Merger Consideration (including cash in lieu of fractional shares) in any name other than that of the registered holder of the South Share Certificate or South Share Certificates surrendered or shall establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)           After the Effective Time, there shall be no transfers on the stock transfer books of South of the shares of South Common Stock that were issued and outstanding immediately prior to the Effective Time, other than to settle transfers of such South Common Stock that occurred prior to the Effective Time.  If, after the Effective Time, South Share Certificates representing shares of South Common Stock are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the Merger Consideration as provided in this Article II.

(e)           Notwithstanding anything to the contrary contained herein, no North Share Certificates or scrip representing fractional shares of North Common Stock shall be issued upon the surrender for exchange of South Share Certificates, no dividend or distribution with respect to North Common Stock shall be payable on or with respect to any fractional share and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of North. In lieu of the issuance of any such fractional share, North shall pay to each former stockholder of South who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the North Closing Price by (ii) the fraction of a share (after taking into account all shares of South Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of North Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.4.  “North Closing Price” means the average, rounded to the nearest one ten thousandth, of daily closing sales prices for the North Class A Common Stock on the NASDAQ Global Select Market (“NASDAQ”) during the 20-day trading period ending on (and including) the last complete trading day prior to the Effective Time, as reported in The Wall Street Journal.

(f)            Any portion of the Exchange Fund that remains unclaimed by the stockholders of South for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation, and any former stockholders of South who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration and any unpaid dividends and distributions on the North Common Stock deliverable in respect of each former share of South Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of North, South, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of South Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

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(g)           North shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any holder of South Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law.  To the extent that amounts are so withheld by North or the Exchange Agent, as the case may be, and paid over to the appropriate governmental authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of South Common Stock in respect of which the deduction and withholding was made by North or the Exchange Agent, as the case may be.

(h)           In the event any South Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such South Share Certificate to be lost, stolen or destroyed and, if reasonably required by North, the posting by such person of a bond in such form and amount as North or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such South Share Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed South Share Certificate the Merger Consideration and any dividends or distributions payable under Section 2.2(b) deliverable in respect thereof pursuant to this Agreement.

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ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SOUTH

Except as Previously Disclosed by South, South hereby represents and warrants to North as follows:

3.1           Corporate Organization.

(a)           South is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina and is a financial holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). South has the corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as it is now being conducted and to perform its obligations under all Contracts by which it is bound.  As used in this Agreement, the term “Contract” means, any written, oral or other agreement, plan, contract, subcontract, lease, understanding, instrument, note, bond, loan, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, or commitment or undertaking of any nature.  South is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South.  As used in this Agreement, the term “Material Adverse Effect” means, with respect to South or North, as the case may be, a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or condition (financial or otherwise) of such party and its Subsidiaries taken as a whole or (ii) the ability of such party to timely consummate the transactions contemplated hereby; provided, however, that Material Adverse Effect shall not include any material adverse effect on the business, properties, assets, liabilities, results of operations or condition (financial or otherwise) of a party and its Subsidiaries taken as a whole that results from or arises out of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or regulatory accounting requirements, (B) changes, after the date hereof, in Laws of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war, hostilities or acts of terrorism or natural disasters) or in economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates and price levels or trading volumes in the United States or foreign securities markets) affecting the financial services industry generally, (D) changes after the date hereof in the banking industry, credit markets, any downgrades in the credit markets or adverse credit events resulting in deterioration in the credit markets generally and including changes to any previously correctly-applied asset marks resulting therefrom, (E) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections, but not, in either case, including the underlying causes thereof, (F) the public disclosure of this Agreement or the transactions contemplated by this Agreement, (G) any goodwill impairment charges incurred on the books of South through the Effective Time solely as a result of the execution of this Agreement, or (H) actions or omissions expressly required by this Agreement or that are taken with the prior written consent of the other party; except, with respect to clauses (A), (B), (C) or (D), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or condition (financial or otherwise) of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate.  As used in this Agreement, the word “Subsidiary”, when used with respect to any person, means any corporation, partnership, limited liability company, bank or other entity or organization, whether incorporated or unincorporated, of which stock or other equity interests having ordinary voting power to elect more than 50% of the board of directors or other governing body are owned, directly or indirectly, by such person.  True and complete copies of the Articles of Incorporation of South, as amended through the date hereof (the “South Charter”) and the Bylaws of South, as in effect as of the date of this Agreement, have previously been delivered by South to North.

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(b)           Each Subsidiary of South (a “South Subsidiary”) (i) is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable Law, in good standing (to the extent such concept is applicable) in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of South to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of each Subsidiary of South that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of South, threatened. Section 3.1(b) of the South Disclosure Schedule sets forth a true and complete list of all Subsidiaries of South as of the date hereof and any material joint ventures, partnerships formed pursuant to written partnership agreements or similar arrangements in which South or its Subsidiaries has a limited liability, partnership or other equity interest (and the amount and percentage of any such interest).  There is no person whose results of operations, cash flows, changes in stockholders’ equity or financial position are consolidated in the financial statements of South other than the South Subsidiaries.

3.2           Capitalization.

(a)           The authorized capital stock of South consists of 2,000,000 shares of voting common stock, $5.00 par value per share, 1,000,000 shares of non-voting common stock, $5.00 par value per share and 10,000 shares of Series A preferred stock, $50.00 par value per share, 15,000 shares of Series B preferred stock, $50.00 par value per share, 8,077 shares of Series C preferred stock, $20.00 par value per share, 590 shares of Series E preferred stock, no par value, 35,968 shares of Series F preferred stock, $50.00 par value per share and 11,659 shares of Series G preferred stock, no par value.  There are 655,514 shares of South voting common stock and 27,779 shares of South non-voting common stock issued and outstanding, all of which have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, rights of participation or similar rights and rights of first refusal, with no personal liability attaching to the ownership thereof.  As of the date hereof, there are, and as of the date immediately preceding the redemption of the Preferred Stock in accordance with Section 6.15 there were, 6,490 shares of South Series A preferred stock, 11,126 shares of South Series B preferred stock, 5,426 shares of South Series C preferred stock, 498 shares of South Series E preferred stock, 31,365 shares of South Series F preferred stock and 7,855 shares of South Series G preferred stock issued and outstanding, all of which have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, rights of participation or similar rights and rights of first refusal, with no personal liability attaching to the ownership thereof.  There are no outstanding (i) shares of capital stock or other voting securities or ownership interests in South (except for the South Common Stock and, for the period prior to the date of the redemption of the South Preferred Stock in accordance with Section 6.15 hereof only, the South Preferred Stock, in each case as disclosed in the preceding sentences), or (ii) subscriptions, options, warrants or other rights to acquire from South or any South Subsidiary, or other obligation of South or any South Subsidiary to issue, any capital stock or other voting securities or ownership interests in, or any securities of South or any South Subsidiary convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in, South or any South Subsidiary.  There are no voting trusts, stockholder agreements, proxies or other Contracts in effect with respect to the voting or transfer of the South Common Stock or other shares of capital stock of South or any of its Subsidiaries, in each case, to which South or any of its Subsidiaries is a party.  There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of South may vote.  Since December 31, 2013 through the date hereof, South has not issued or repurchased any shares of its capital stock.  No South Subsidiary owns any capital stock of South other than any Third Party Shares.

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(b)           There is no Contract by which either South or its Subsidiaries are bound pursuant to which (i) South or its Subsidiaries is or could be required to register shares of the capital stock or other securities of South or its Subsidiaries under the Securities Act of 1933, as amended, and the regulations promulgated thereunder (the “Securities Act”), or (ii) under which South or its Subsidiaries is or could be obligated to repurchase, redeem or otherwise acquire the capital stock or other securities of South or its Subsidiaries.  Section 3.2(b) of the South Disclosure Schedule sets forth a true, correct and complete list of all trust preferred and junior subordinated debt securities of South or its Subsidiaries that are issued or outstanding. South is not currently deferring interest payments with respect to any trust preferred securities or related junior subordinated debt securities issued by it or any of its affiliates.

(c)           Except for the Trust Preferred Securities, South owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the South Subsidiaries, free and clear of any liens, pledges, charges, mortgages, claims, options, rights of first refusal, preemptive rights, community property interests, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, rights of participation or similar rights and rights of first refusal, with no personal liability attaching to the ownership thereof.  No South Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or Contracts of any character that require the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3          Authority; No Violation.

(a)           South has full corporate power and authority to execute and deliver this Agreement, and subject to receipt of the Requisite South Vote and the Requisite Regulatory Approvals, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of South.  Subject to Section 6.3, the Board of Directors of South has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of South and its stockholders, has adopted this Agreement, and has recommended the adoption of this Agreement and approval of the Merger to South’s stockholders and directed that this Agreement and the transactions contemplated hereby be submitted to South’s stockholders for adoption and approval at a meeting of such stockholders and has adopted a resolution to the foregoing effect.  Except for the adoption and approval of this Agreement and the transactions contemplated hereby by (i) two-thirds of the votes entitled to be cast on the Merger by the holders of the South Common Stock, (ii) two-thirds of the votes entitled to be cast on the Merger by the holders of the South Voting Stock, voting as a separate voting group, and (iii) two-thirds of the votes entitled to be cast on the Merger by the holders of the South Nonvoting Stock, voting as a separate voting group (the preceding clauses (i) through (iii) being referred to collectively as the “Requisite South Vote”), and the adoption and approval of the Bank Merger Agreement by South Bank and South as its sole stockholder, no other corporate proceedings on the part of South or South Bank are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by South and (assuming due authorization, execution and delivery by North) constitutes a valid and binding obligation of South, enforceable against South in accordance with its terms, except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”).

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(b)           Neither the execution and delivery of this Agreement by South nor the consummation by South of the transactions contemplated hereby, nor compliance by South with any of the terms or provisions hereof, will (i) violate any provision of the South Charter or South’s Bylaws or any governing documents of any South Subsidiary or of South Bank or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained or made, as applicable, (x) violate any Law applicable to South or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with or result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of South or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which South or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets is bound, except (in the case of clause (ii) above) for such matters which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South.

3.4           Consents and Approvals.  Except for (a) the filing of any required applications and notices with NASDAQ, (b) the filing of any required applications, filings and notices, as applicable, with (i) the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act, (ii) the FDIC under the Bank Merger Act, (iii) the South Carolina State Board of Financial Institutions (the “South Carolina Commissioner”) and (iv) the North Carolina Commissioner of Banks (the “North Carolina Commissioner”), and approval of the foregoing applications, filings and notices, (c) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meetings of South’s and North’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and of the registration statement on Form S-4 (the “S-4”) in which the Joint Proxy Statement will be included as a prospectus, and declaration of effectiveness of the S-4 by the SEC, (d) the filing of the Articles of Merger (which shall include the North Charter Amendment) with the South Carolina Secretary pursuant to the SCBCA and the Delaware Secretary pursuant to the DGCL and the filing of the Bank Merger Certificates, (e) such filings as are required to be made under the  Securities Exchange Act of 1934, as amended, and the regulations promulgated thereunder (the “Exchange Act”), and (f) such other consents, licenses, permits, approvals, waivers, authorization, registrations, declarations, or filings the failure of which to be obtained or made is not reasonably likely to materially and adversely affect the ability of South or any of its Subsidiaries to carry on their respective businesses as now conducted or to consummate the transactions contemplated by this Agreement, no consents or approvals of or filings or registrations with any federal, state, local, municipal, foreign or other court, administrative agency, commission, governmental authority, instrumentality or SRO (each, a “Governmental Entity”) are necessary in connection with (i) the execution and delivery by South of this Agreement or (ii) the consummation by South of the Merger, the Bank Merger and the other transactions contemplated hereby.

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3.5           Reports.

(a)           South and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (“South Reports”) with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) any foreign regulatory authority and (vi) any self-regulatory agency (an “SRO”) ((i) - (vi), collectively “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed pursuant to the Laws of the United States, any state, any foreign entity or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of South and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of South, investigation into the business or operations of South or any of its Subsidiaries, except where such proceedings or investigation would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on North.  There (i) is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any South Report relating to any examinations or inspections of South or any of its Subsidiaries and (ii) has been no unresolved formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of South or any of its Subsidiaries, except in the case of each of clauses (i) and (ii), as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South.

(b)           Each South Report complied in all material respects with all statutes applicable thereto, and to all rules and regulations enforced or promulgated by the Regulatory Agencies with which it was filed, and, at the time it was filed (or if amended or superseded by a subsequent filing prior to the date of this Agreement, then on the date of that subsequent filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  South has, to the extent permitted by applicable Law, provided to North copies of all comment letters received by it or its Subsidiaries from any Regulatory Agency since January 1, 2010, regarding any South Report, together with South’s or any South Subsidiary’s responses to such comment letters.  Except as described in those comment letters, neither South nor any of the South Subsidiaries has been notified by any Regulatory Agency that any such South Report was deficient in any material respect as to form or content.

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3.6           Financial Statements.

(a)           South has furnished to North copies of the audited consolidated balance sheets of South as of December 31, 2013, 2012 and 2011, the audited consolidated statements of income and changes in stockholders’ equity for the years ended December 31, 2013, 2012 and 2011, and statements of cash flows for the years ended December 31, 2013, 2012 and 2011, and the unaudited consolidated balance sheets and statements of income for the quarter ended March 31, 2014 (such balance sheets and the related statements of income, changes in stockholders’ equity and cash flows are collectively referred to herein as the “South Financial Statements”).  The South Financial Statements (including the related notes) (i) complied as to form, as of their respective dates, in all material respects with applicable accounting requirements, (ii) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as may be indicated in such statements or in the notes thereto, (iii) are based on the books and records of South and its Subsidiaries, (iv) fairly present, in all material respects, the consolidated financial condition of South and its Subsidiaries at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end adjustments that were not, individually or in the aggregate, material in amount or effect.) The South Financial Statements do not contain any material items of extraordinary or nonrecurring income or any other material income not earned in the ordinary course of business, except as expressly specified therein.

(b)           South has furnished North with true and complete copies of the Reports of Condition and Income as of December 31, 2013, 2012 and 2011, and March 31, 2014 (the “Bank Call Reports”) for South Bank.  The Bank Call Reports fairly present, in all material respects, the financial position of South Bank and the results of its operations at the date and for the period indicated in the Bank Call Report in conformity with the instructions to the Bank Call Report.  The Bank Call Reports do not contain any material items of special or nonrecurring income or any other material income not earned in the ordinary course of business except as expressly specified therein.  South Bank has calculated its allowance for loan losses in accordance with regulatory accounting principles, including the Instructions for Preparation of Consolidated Reports of Condition and Income and the Interagency Policy Statement on the Allowance for Loan and Lease Losses as applied to banking institutions and in accordance with all applicable rules and regulations.  The allowance for Loan losses account for South Bank is, and as of the Closing Date will be, adequate in all material respects to provide for all losses incurred, net of recoveries relating to Loans previously charged off, on all outstanding Loans of South Bank; provided, however, that no representation or warranty is made as to the sufficiency of collateral securing, or the collectability of, such loans.

(c)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South, neither South nor any of its Subsidiaries have any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent, known, unknown or otherwise, whether due or to become due and whether or not required to be reflected in South’s financial statements in accordance with GAAP) except for (i) those liabilities that are fully reflected or reserved for in the consolidated financial statements of South included in the South Financial Statements for December 31, 2013, (ii) liabilities incurred since December 31, 2013 in the ordinary course of business consistent with past practice, and (iii) liabilities incurred in connection with this Agreement and the transactions contemplated by this Agreement.

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(d)           The records, systems, controls, data and information of South and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of South or its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls of South. The books of account and other financial records of South and its Subsidiaries, all of which have been made available to North, (i) are complete and correct in all material respects; (ii) represent actual, bona fide transactions; (iii) have been maintained in accordance with sound business practices; and (iv) reflect the basis for the financial position, results of operations, cash flows and changes in stockholders’ equity of South as set forth in the South Financial Statements. South and its Subsidiaries have implemented and maintain a system of internal control over financial reporting sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that (A) transactions are executed in accordance with management’s general or specific authorization, (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (C) access to assets is permitted only in accordance with management’s general or specific authorization, and (D) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any difference.

(e)           Since January 1, 2011, neither South nor any of its Subsidiaries or, to the knowledge of South, any director, officer, employee, auditor, accountant or Representative of South or any of its Subsidiaries has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including, with respect to loan loss reserves, write-downs, charge-offs and accruals) of South or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion or claim that South or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

3.7           Broker’s Fees.  With the exception of the engagement of Merrill Lynch, Pierce, Fenner & Smith Incorporated, neither South nor any South Subsidiary nor any of their respective Representatives on behalf of South or any of its Subsidiaries have employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.  On or prior to the date hereof, South has disclosed to North the aggregate fees provided for in connection with the engagement of Merrill Lynch, Pierce, Fenner & Smith Incorporated relating to the Merger and the other transactions contemplated hereunder.

3.8           Absence of Certain Changes or Events.  Except as set forth on Section 3.8 of the South Disclosure Schedule, or as expressly permitted by this Agreement, since December 31, 2013:

(a)           no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South;

(b)           South and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course consistent with past practice;

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(c)           neither South nor any of its Subsidiaries has made, declared or paid any dividend or other distribution on, or directly or indirectly redeemed, purchased or otherwise acquired, any shares of its capital stock, trust preferred securities or any other securities or obligations convertible into or exchangeable for any shares of its capital stock other than dividends by wholly owned Subsidiaries;

(d)           South and its Subsidiaries have not materially changed any of their respective methods of accounting or accounting practices, except as required by concurrent changes in GAAP;

(e)           South has not made any material Tax election;

(f)            neither South nor any of its Subsidiaries have commenced or settled any material legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations;

(g)           there has been no amendment to the South Charter, the Bylaws of South or any governing documents of any South Subsidiary; and

(h)           there has been no material loss, damage, or destruction to, or any material interruption in the use of, any of the assets of South or any Subsidiary of South (whether or not covered by insurance).

3.9           Legal Proceedings.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South, neither South nor any of its Subsidiaries is a party to any and there are no pending or, to South’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of a material nature against South or any of its Subsidiaries or, to the knowledge of South, any of their current or former directors or executive officers. There is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon South, any of its Subsidiaries or the assets of South or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to North, the Surviving Corporation or any of its affiliates).

3.10         Taxes and Tax Returns.

(a)           Each of South and its Subsidiaries has duly and timely filed (including all applicable extensions) all income Tax Returns and all other material Tax Returns required to be filed by it, and all such Tax Returns were true, correct and complete in all material respects.  No written claim has ever been made by a taxing authority in a jurisdiction where South or any Subsidiary of South does not file Tax Returns that South or such Subsidiary of South is or may be subject to taxation by that jurisdiction.

(b)           Neither South nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return which has not been filed.

(c)           All material Taxes of each of South and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid.

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(d)           Each of South and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party.

(e)           Neither South nor any of its Subsidiaries has granted any extension or waiver of the limitation period applicable to any Tax that remains in effect.

(f)            Neither South nor any of its Subsidiaries has received written notice from any taxing authority of assessment or proposed assessment in connection with any material Taxes or any written notice indicating an intent to open an audit or other review, and to the knowledge of South, there are no threatened or pending disputes, claims, audits, examinations or other proceedings regarding any Tax with respect to South and its Subsidiaries or any assets of South or any of its Subsidiaries.

(g)           Neither South nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement, Contract or arrangement (other than such an agreement or arrangement exclusively between or among South and its Subsidiaries).  Neither South nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was South) or (ii) has any liability for the Taxes of any person (other than South or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by Contract or otherwise.

(h)           Neither South nor any of its Subsidiaries has been, within the past three years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.

(i)            Neither South nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1).  At no time during the past five years has South been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(j)            Neither South nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; (iv) prepaid amount received on or prior to the Closing Date; (v) intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law); or (vi) election under Section 108(i) of the Code.

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(k)           South and each of its Subsidiaries has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Section 6662 of the Code.

(l)            South and each of its Subsidiaries is an accrual basis taxpayer.

(m)          As used in this Agreement, the term “Tax” or “Taxes” means all federal, state, local and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, disability, withholding, duties, excise, stamp, registration, occupation, environmental, franchise, premium, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other Taxes, charges, levies or like assessments of any kind together with all penalties and additions to Tax and interest thereon, whether disputed or not.

(n)           As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

(o)           As used in this Agreement, the term “IRS” means the Internal Revenue Service.

3.11         Employee Benefit Matters.

(a)           Section 3.11(a) of the South Disclosure Schedule lists all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance plans, programs or arrangements or other material compensatory Contracts to or with respect to which South or any Subsidiary or any trade or business of South or any of its Subsidiaries, whether or not incorporated, all of which together with South would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “South ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by South or any of its Subsidiaries or any of their respective South ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of South or any of its Subsidiaries or any of their respective South ERISA Affiliates, in each case to the extent material (all such plans, programs, arrangements and Contracts, collectively, the “South Benefit Plans”).

(b)           South has heretofore made available to North true and complete copies of each of the South Benefit Plans and the following related documents: (i) all summary plan descriptions, amendments, modifications or material supplements to any South Benefit Plan, (ii) the annual report (Form 5500), if any, filed with the IRS for the last two plan years, (iii) the most recently received IRS opinion, advisory, or determination letter, if any, relating to a South Benefit Plan, (iv) the most recently prepared actuarial report for each South Benefit Plan (if applicable) for each of the last two years, (v) the most recent financial statements for each South Benefit Plan and (vi) all related trust agreements, funding agreements or arrangements and insurance Contracts now in effect.

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(c)           Each South Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable Laws, including ERISA and the Code.

(d)           With respect to each South Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “South Qualified Plans”) and the related trust, the IRS has issued a favorable opinion, advisory, or determination letter, which letter has not been revoked (nor has revocation been threatened), and, to the knowledge of South, there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any South Qualified Plan or the related trust.

(e)           Except as would not reasonably be likely to result in material liability to South or its Subsidiaries, each South Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) and any award thereunder, in each case that is subject to Section 409A of the Code, has (i) since January 1, 2005, been maintained and operated, in all material respects, in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and (ii) since January 1, 2009, been, in all material respects, in documentary and operational compliance with Section 409A of the Code.  All South stock options have been granted with an exercise price at least equal to the fair market value of South Common Stock as of the date of the option grant.

(f)            None of South and its Subsidiaries nor any of their respective South ERISA Affiliates has, at any time during the last six (6) years, maintained, sponsored, contributed to or been obligated to contribute to any plan that is (i) a “multiemployer plan” within the meaning of Sections (3)(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”), (ii) a single employer plan (as defined in Section 4001(a)(15) of ERISA) that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”) and (iii) a multiple employer welfare arrangement a (“MEWA”) as defined in Section 3(40) of ERISA, and none of South and its Subsidiaries nor any of their respective South ERISA Affiliates has incurred any material liability to a Multiemployer Plan or Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or Multiple Employer Plan.  No trust funding any South Benefit Plan is intended to meet the requirements of Section 501(c)(9) of the Code.

(g)           Other than for the routine provision of benefits under the South Benefit Plans, meeting statutory funding requirements, and for PBGC premiums, neither South nor any South ERISA Affiliate has incurred or reasonably expects to incur, either directly or indirectly, any material liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law or regulations relating to any South Benefit Plans.  No legal action has been initiated by the Pension Benefit Guaranty Corporation (PBGC) to terminate any South Benefit Plan or to appoint a trustee for any South Benefit Plan.  Except as set forth in Section 3.11(g) of the South Disclosure Schedule, no South Benefit Plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, and no South Benefit Plan listed in Section 3.11(a) of the South Disclosure Schedule has failed to satisfy the minimum funding standards of Section 302 of ERISA or Section 412 of the Code.  Furthermore, no “reportable event,” as defined in Section 4043 of ERISA, has occurred with respect to any South Benefit Plan, other than reportable events for which the notice requirement has been waived under applicable PBGC regulations or those arising directly as a consequence of the transactions contemplated by this Agreement. No South Benefit Plan has, within the three years prior to the date hereof, been the subject of an examination or audit by the PBGC, the IRS, the Department of Labor or any other Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Entity.

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(h)           Except as set forth in Section 3.11(h) of the South Disclosure Schedule, neither South nor any of its Subsidiaries’ sponsors has sponsored or has any material obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired, former or current employees, directors or beneficiaries or dependents thereof, except as required by Section 4980B of the Code or other applicable Laws.

(i)            All material contributions required to be made to any South Benefit Plan under applicable Law or by any plan document or other contractual undertaking, and all material premiums due or payable with respect to insurance policies funding any South Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of South.  All benefits accrued under any unfunded South Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by and in accordance with GAAP.

(j)            Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South, there are no pending or, to the knowledge of South, threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations which have been asserted or instituted, and, to South’s knowledge, no such claim or lawsuit is threatened against the South Benefit Plans, any fiduciaries thereof with respect to their duties to the South Benefit Plans or the assets of any of the trusts under any of the South Benefit Plans which could reasonably be expected to result in any liability of South or any of its Subsidiaries to the PBGC, the IRS, the Department of Labor, any Multiemployer Plan, a Multiple Employer Plan, any participant in a South Benefit Plan or any other party.

(k)           Neither South nor any South ERISA Affiliate has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) which could subject South or any of its ERISA Affiliates or any person that South or any of its ERISA Affiliates has an obligation to indemnify in respect thereof to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

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(l)            Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in, cause the vesting, exercisability or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or other service provider of South or any of its Subsidiaries, or result in any limitation on the right of South or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any South Benefit Plan or related trust.  Without limiting the generality of the foregoing, no amount paid or payable (whether in cash, in property or in the form of benefits) by South or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) will be an “excess parachute payment” within the meaning of Section 280G of the Code.  Neither South nor any of its Subsidiaries maintains or contributes to a rabbi trust or similar funding vehicle, and the transactions contemplated by this Agreement will not cause or require South or any of its affiliates to establish or make any contribution to a rabbi trust or similar funding vehicle.  No South Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code.

3.12         Labor Matters.  Neither South nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement with any of its employees, any labor union or any other collective bargaining unit or organization.  There is no pending or, to the knowledge of South, threatened material labor dispute, work stoppage or strike involving South or any South Subsidiary and any of their respective employees, or any pending or, to the knowledge of South, material threatened proceeding in which it is asserted that South or South Bank has committed an unfair labor practice; and to the knowledge of South, there is no activity involving South, any South Subsidiary or South Bank or any of their respective employees seeking to certify a collective bargaining unit or engaging in any other labor organization activity.

3.13         Compliance with Applicable Law.

(a)           South and each of its Subsidiaries hold, and have at all times, held, all licenses, registrations, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable Law (and have paid all fees and assessments due and payable in connection therewith), except where the failure to hold any such licenses, registrations, franchises, permits or authorizations or the failure to pay any such fees or assessments would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South, and, to the knowledge of South, no suspension or cancellation of any such material license, registration, franchise, permit or authorization is threatened in writing.  South and each of its Subsidiaries have complied with and are not in default or violation under any applicable law, statute, order, rule, regulation, judgment, injunction, decree, policy or guideline of any Governmental Entity (each, a “Law”) relating to South or any of its Subsidiaries, including without limitation all applicable Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X and any other applicable Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and all agency requirements relating to the origination, sale and servicing of mortgage and consumer Loans, except for such failures to comply, defaults or violations that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South.  There is no, and since January 1, 2012, there has been no, action, demand or investigation by or before any Governmental Entity pending or, to the knowledge of South, threatened alleging that South or any of its Subsidiaries is not in compliance with any applicable Law, except for any action, demand or investigation that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South.

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(b)           Without limitation, except as is reasonably likely to be material to South and its Subsidiaries, taken as a whole, none of South or its Subsidiaries or, to South’s knowledge, any director, officer, employee, agent or other person acting on behalf of South or any of its Subsidiaries has, directly or indirectly, (i) used any funds of South or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of South or any of its Subsidiaries; (iii) violated or is in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law; (iv) established or maintained any unlawful fund of monies or other assets of South or any of its Subsidiaries; (v) made any fraudulent entry on the books or records of South or any of its Subsidiaries; (vi) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for South or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for South or any of its Subsidiaries; or (vii) is currently the subject of any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

(c)           South and each of its Subsidiaries has properly administered all accounts for which South or any of its Subsidiaries acts as a fiduciary, including accounts for which South or any of its Subsidiaries serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment adviser, in accordance with the terms of the applicable governing documents and applicable Laws, except where the failure to so administer such accounts would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South.  None of South or any of its Subsidiaries or, to South’s knowledge, any director, officer or employee of South or its Subsidiaries has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account, except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South.

(d)           South and South Bank are “well-capitalized” and “well managed” (as those terms are defined in applicable regulations), and South Bank’s rating under the Community Reinvestment Act of 1977 is no less than “satisfactory.”

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3.14         Certain Contracts.

(a)           Except as set forth in Section 3.14(a) of the South Disclosure Schedule, and with the exception of Loans made and deposit accounts accepted by South Bank in the ordinary course of business consistent with past practice, neither South nor any of its Subsidiaries is a party to or bound by any Contract:

(i)            with respect to the employment of any directors, officers or employees, (A) other than in the ordinary course of business consistent with past practice, (B) requiring payments of base salary in excess of $250,000 on an annual basis to any person, (C) the terms of which obligate or may in the future obligate South or any of its Subsidiaries to make any material severance, termination or similar payment to any person, or (D) pursuant to which South or any of its Subsidiaries is obligated to make any bonus payment in excess of $100,000 to any person;

(ii)           which, upon the execution or delivery of this Agreement, stockholder approval of the Merger or the consummation of the transactions contemplated by this Agreement will result in any material payment (whether of severance pay or otherwise) becoming due from North, South, the Surviving Corporation or any of their respective Subsidiaries to any person;

(iii)          that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(iv)          that contains a non-compete or client or customer non-solicit requirement or any other similar provision that, in any such case, restricts the conduct of any line of business by South or any of its Subsidiaries or, upon consummation of the Merger, will restrict the ability of the Surviving Corporation or any of its Subsidiaries to engage in any line of business;

(v)           that obligates South or its Subsidiaries or, following the Closing, the Surviving Corporation or its Subsidiaries, to conduct any material business with any third party on a preferential or exclusive basis or which contains “most favored nation” or similar covenants;

(vi)          with or to a labor union or guild (including any collective bargaining agreement);

(vii)         that relates to the incurrence of indebtedness by South or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business) in the principal amount of $250,000 or more, including any sale and leaseback transactions, capitalized leases and other similar financing transactions;

(viii)        that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of South or its Subsidiaries;

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(ix)           that relates to the acquisition or disposition of any assets (other than real property and acquisitions or dispositions of assets in the ordinary course of business consistent with past practice) or any business, in either case for a purchase price in excess of $250,000 (whether by merger, sale of stock, sale of assets or otherwise) and with any outstanding obligations as of the date of this Agreement;

(x)            that involves the payment of more than $250,000 per annum by South or one or more of its Subsidiaries, taken as a whole (other than any such Contracts which are terminable by South or any of its Subsidiaries on 30 days’ or less notice without any required payment, material penalty or other conditions, other than the condition of notice);

(xi)           that limits the payment of dividends by South or any of its Subsidiaries;

(xii)          that otherwise is material to it and was not entered into in the ordinary course of business consistent with past practice;

(xiii)         that involves hedging, options or any similar trading activity or interest rate exchanges or swaps (other than contracts to sell mortgage Loans in the ordinary course of business consistent with past practice);

(xiv)        with any director or principal stockholder of South or any of its Subsidiaries;

(xv)         that involves any purchase or sale of real property, in either case for a purchase price in excess of $1,000,000;

(xvi)        that involves the purchase, sale, issuance, redemption or transfer of any capital stock of South or any of its Subsidiaries or other securities; or

(xvii)       that relates to a material joint venture, partnership, limited liability company agreement or other similar agreement or arrangement with any third party, or the formation, creation or operation, management or control of any material partnership or joint venture with any third parties.

Each Contract of the type described in this Section 3.14(a), whether or not set forth in the South Disclosure Schedule, is referred to herein as a “South Contract”.  South has made available to North prior to the date hereof true, correct and complete copies of each written South Contract and has provided North with an accurate summary of each oral South Contract.

(b)           (i) Each South Contract is valid and binding on South or one of its Subsidiaries (subject to the Enforceability Exceptions), as applicable, and in full force and effect, (ii) South and each of its Subsidiaries has performed all obligations required to be performed by it to date under each South Contract, except where such noncompliance would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South, (iii) to South’s knowledge no third-party counterparty to any South Contract is in material breach or material violation of any provision of any South Contract, (iv) no event or condition exists which constitutes or, with or without notice or lapse of time or both, will constitute a material default on the part of South or any of its Subsidiaries under any such South Contract,  except where such default would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South, (v) neither South nor any South Subsidiary has received any written notice of cancellation or termination in connection with any South Contract, and (vi) Section 3.14(b) of the South Disclosure Schedule identifies those South Contracts that require the consent, notification or approval of third parties to the transactions contemplated by this Agreement.

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(c)           South and each of its Subsidiaries has performed all obligations required to be performed by it to date under each loss share agreement between South or any South Subsidiary and the FDIC for loss sharing (each a “South Loss Share Agreement”), except where such noncompliance would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South. To South’s knowledge no third-party counterparty to any South Loss Share Agreement is in material breach or material violation of any provision of any South Loss Share Agreement. No event or condition exists which constitutes or, with or without notice or lapse of time or both, will constitute a material default on the part of South or any of its Subsidiaries under any such South Loss Share Agreement, except where such default would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South. Neither South nor any South Subsidiary has received any written notice of cancellation or termination in connection with any South Loss Share Agreement.

3.15         Agreements with Regulatory Agencies.  Neither South nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity, in any such case, that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, nor has South or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such agreement.

3.16         Risk Management Instruments.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South, all swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements (each, a “Derivative Contract”), whether entered into for the account of South, any of its Subsidiaries or for the account of a customer of South or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of South or one of its Subsidiaries enforceable in accordance with their terms (subject to Enforceability Exceptions) and are in full force and effect.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South, to South’s knowledge, no party to any Derivative Contract to which South or any South Subsidiary is a party is in breach or violation of any provision thereof or default thereunder.

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3.17         Investment Adviser Subsidiaries.  No South Subsidiary is required to be registered, licensed or qualified as an investment adviser.

3.18         Environmental Liability.

(a)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South, South and its Subsidiaries are in compliance and, since January 1, 2011, have complied with all Laws, regulations, orders, decrees, permits, authorizations, common law and Governmental Entity requirements relating to: (i) the protection or restoration of the environment or natural resources or to human health and safety as it relates to Hazardous Substance exposure; (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any Hazardous Substance; (iii) public or worker health and safety; or (iv) noise, odor, wetlands, indoor air, pollution, contamination, or any injury to persons or property from exposure to any Hazardous Substance (collectively, “Environmental Laws”).  As used in this Agreement, “Hazardous Substance” means any materials, substances, wastes, chemical substances or mixtures (i) presently listed, defined, designated, classified or regulated as hazardous, toxic, pollutant or contaminant, or otherwise regulated, under any Environmental Laws, whether by type or quantity, including without limitation pesticides, pollutants, contaminants, toxic chemicals, oil or other petroleum products or byproducts, asbestos or materials containing (or presumed to contain) asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, lead, radon, methyl tertiary butyl ether or radioactive material, and (ii) the handling of, use of, disposal of or exposure to which is prohibited, limited or regulated by any Environmental Laws.

(b)           There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that could reasonably result in the imposition, on South or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or, to the knowledge of South, threatened against South or any of its Subsidiaries, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South.  To the knowledge of South, there is no reasonable basis for any proceeding, claim, action, cause of action or investigation that would impose any liability or obligation arising under any Environmental Law that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South.  Neither South nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, Governmental Entity, or third party imposing any material liability or obligation arising under any applicable Environmental Law or which result from or are based upon the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any Hazardous Substances on, under, from or relating to any of the South Real Property or by any person or entity.

(c)           South has Previously Disclosed to North all written reports, correspondence, notices or other information or materials, if any, in its possession pertaining to environmental surveys or assessments of the South Real Property and any improvements thereon, the presence of any Hazardous Substance on any of the South Real Property or any violation or alleged violation of Environmental Laws on, affecting or otherwise involving the South Real Property or involving South, any South Subsidiary or South Bank.

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(d)           To the knowledge of South, there has been no presence, use, production, generation, handling, transportation, treatment, storage, disposal, emission, discharge, release or threatened release of any Hazardous Substances by any person on or from any of the South Real Property which constitutes a violation of any Environmental Laws, and there has been no removal, clean-up or remediation of any Hazardous Substances from, on or relating to any of the South Real Property.  Neither South, South Bank nor any South Subsidiary has received any notice of any release or discharge of Hazardous Substances in, on, under or adjacent to any South Real Property.

(e)           To the knowledge of South, there are no facts, events or conditions relating to any of the South Real Property, or the operations of South, any South Subsidiary or South Bank at any of their office locations, that would reasonably be expected to give rise to any investigatory, emergency removal, remedial or corrective actions, obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental Laws, except for such facts, events or conditions that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South.

(f)            To the knowledge of South, (i) there are no underground storage tanks located at, on or under any South Real Property, (ii) there is no lead-based paint or asbestos contained in, forming part of or contaminating any part of the South Real Property or improvements and structures located thereon, and (iii) no polychlorinated biphenyls have been used, stored, released, located at or contaminate any part of the South Real Property or improvements and structures located thereon, except for any presence of such materials that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South.

3.19         Investment Securities and Commodities.

(a)           Each of South and its Subsidiaries has good title to all securities and commodities owned by it (except those sold under repurchase agreements or held in any fiduciary capacity), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business consistent with past practice to secure obligations of South or its Subsidiaries.  Such securities and commodities are valued on the books of South in accordance with GAAP in all material respects.

(b)           South and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that South believes are prudent and reasonable in the context of such businesses.  Prior to the date of this Agreement, South has made available to North the material terms of such policies, practices and procedures.  During the period from December 31, 2013 to the date of this Agreement, there has been no material deterioration or adverse change in the credit quality or fair market value of South’s securities portfolio as a whole.

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3.20         Property.

(a)           Except as set forth on Section 3.20(a) of the South Disclosure Schedule, South, South Bank or a South Subsidiary (i) owns all of the material personal property and assets purported to be owned by it as set forth in the latest audited balance sheet included in the South Financial Statements as being owned by South or a South Subsidiary or acquired after the date thereof (except (x) property and assets sold or otherwise disposed of since the date thereof in the ordinary course of business and (y) property or assets related to real property categorized as “other real estate owned”  in the latest audited balance sheet included in the South Financial Statements), free and clear of all Liens, except (A) statutory Liens or Liens otherwise imposed by Law securing payments not yet delinquent or being contested in good faith, (B) Liens for property Taxes and assessments not yet delinquent or being contested in good faith for which adequate reserves have been established in accordance with GAAP, (C) Liens reflected on the South Financial Statements, (D) any Liens that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South, (E) as to any leased assets or properties, rights of the lessors thereof, (F) easements, rights of way and other encumbrances and matters of record that do not materially affect the use of the properties or assets subject thereto for the business operations at such properties as currently conducted, (G) matters that would be disclosed by a current survey and inspection, (H) any and all leases of property by South, South Bank or a South Subsidiary to a third party, and (I) such other imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto for the business operations at such properties as currently conducted (collectively, “Permitted Encumbrances”), and (ii) is the lessee of all material personal property purported to be leased by it as reflected in the latest audited financial statements included in such South Financial Statements or leased after the date thereof (except for leases that have expired by their terms since the date thereof or otherwise been terminated in the ordinary course of business), free and clear of all Liens, except for Permitted Encumbrances, and to South’s knowledge there is no default by the lessor or lessee under the leases of such property that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South.

(b)           Except as Previously Disclosed to North, South, South Bank or a South Subsidiary (i) owns the real property described in Section 3.20(b)(i) of the South Disclosure Schedule (the “South Owned Properties”), free and clear of all Liens, except the Permitted Encumbrances, and (ii) is the lessee of the real property described in Section 3.20(b)(ii) of the South Disclosure Schedule (the “South Leased Properties” and, collectively with the South Owned Properties, the “South Real Property”), free and clear of all Liens, except for Permitted Encumbrances.  None of South, South Bank or a South Subsidiary has committed a default under any Lease Agreement that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South.  There are no pending or, to the knowledge of South, threatened condemnation proceedings against any South Real Property.  To South’s knowledge, there are no actions, suits, proceedings or governmental investigations pending or threatened against the South Real Property that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South.

(c)           The copies of leases and amendments made available to North for the South Leased Properties are true and correct in all material respects.

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(d)           With respect to each parcel of the South Leased Properties, except for such matters that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South, (i) the lessee has unconditionally accepted occupancy of and currently is occupying that parcel; (ii) the lease term, commencement date, expiration date, renewal terms and current rent applicable to that parcel is as set forth in the lease or other rental agreement (“Lease Agreement”) pertaining to it; (iii) the Lease Agreement pertaining to that parcel is in full force and effect and has not been modified or amended; (iv) the terms and conditions of the Lease Agreement pertaining to that parcel will continue without modification notwithstanding the Merger, and the Merger will not be deemed to be a transfer or assignment in violation of or otherwise to violate the Lease Agreement, to require the approval, notice to or consent of the landlord under the Lease Agreement, or to prevent the exercise of, or result in the loss of, any right or option to renew or extend the Lease Agreement or to purchase that parcel; (v) the lessee has performed all of the lessee’s obligations (including the payment of rent) under the Lease Agreement pertaining to that parcel, and no event of default by it exists or has occurred under that Lease Agreement (including without limitation any default that would prevent the exercise of or result in the loss of any right or option to renew or extend the Lease Agreement or to purchase that parcel); and (vi) to the knowledge of South, the lessor of that parcel has performed all of the lessor’s obligations under the Lease Agreement pertaining to that parcel, and no event of default by the lessor exists or has occurred under that Lease Agreement.

(e)           Each parcel of South Real Property, and all buildings, structures and other improvements located thereon, complies in all material respects with all applicable certificates of occupancy, except for any such failure to comply that  would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South.

(f)            None of South, any South Subsidiary or South Bank has received any written notice from any Governmental Entity with respect to a violation of Law relating to the ownership, operation or use of the South Real Property, except for notices regarding matters   that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South.

(g)           No person other than South, any South Subsidiary or South Bank has any right to use, occupy or lease any of the South Real Property, except for any such rights as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South.

(h)           The owner of each South Owned Property has paid all Taxes, assessments, charges, fees, levies and impositions owing with respect to such South Owned Property, except for any failure to pay such items as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South.

(i)            None of South, any South Subsidiary or South Bank has received written notice of any defects or inadequacies in any of the South Real Property which, if not corrected, would result in termination of any insurance coverage therefor or an increase in the cost thereof, except for notices regarding matters that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South.

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(j)            None of South, any South Subsidiary or South Bank has received written notice from a utility company or municipality of any fact or condition which could result in the discontinuation of presently available or otherwise necessary sewer, water, electric, gas, telephone or other utilities or services for any of the South Real Property, except for notices regarding matters that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South.

3.21         Intellectual Property.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South: (a) South and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens other than Permitted Encumbrances), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (b)  to the knowledge of South, the use of any Intellectual Property by South and its Subsidiaries does not infringe on, misappropriate or otherwise violate the rights of any person and, to the extent applicable, is in accordance with any applicable license pursuant to which South or any South Subsidiary acquired the right to use such Intellectual Property; (c) no person has asserted in writing that South or any of its Subsidiaries has infringed on, misappropriated or otherwise violated the Intellectual Property rights of such person; (d) to the knowledge of South, no person is challenging, infringing on or otherwise violating any right of South or any of its Subsidiaries with respect to any Intellectual Property owned by or exclusively licensed to South or its Subsidiaries; (e) neither South nor any South Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property used by South or any South Subsidiary; and (f) no Intellectual Property owned or exclusively licensed by South or any South Subsidiary is being used or enforced by South or any South or any South Subsidiary in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.  For purposes of this Agreement, “Intellectual Property” means (i) trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; (ii) inventions, discoveries and ideas, whether patentable or not, in any jurisdiction, patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; (iii) nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; (iv) writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction and all registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and (v) any similar intellectual property or proprietary rights.

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3.22         Related Party Transactions.  Except (a) as set forth in Section 3.22 of the South Disclosure Schedule, (b) “compensation” as defined in Item 402 of the SEC’s Regulation S-K, (c) ordinary course bank deposit, trust and asset management services on arms’ length terms, (d) other transactions or arrangements of a type available to employees of South or its Subsidiaries generally, (e) transactions, agreements, arrangements or understandings that were entered into in the ordinary course of business on arms’ length terms with a portfolio company of a person owning 5% or more of the outstanding South Common Stock (or of any of such person’s affiliates) or (f) transactions, agreements, arrangements or understandings between South and one or more of its wholly-owned Subsidiaries or among wholly-owned Subsidiaries of South, there are no transactions or series of related transactions, agreements, arrangements or understandings between South or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of South or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding South Common Stock (or, to the knowledge of South, any of such person’s immediate family members or affiliates) (other than Subsidiaries of South) on the other hand.

3.23         State Takeover Laws.  The Board of Directors of South has approved this Agreement and the transactions contemplated hereby and has taken all other actions that may be required to render inapplicable to such agreement and transactions Chapter 2 of Title 35 of the South Carolina Code of Laws and any similar “moratorium,” “control share,” “fair price,” “takeover” or “interested stockholder” Law under the Laws of the State of South Carolina.

3.24         Reorganization.  South has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.25         Opinion.  Prior to the execution of this Agreement, the South Special Committee has received an opinion from Merrill Lynch, Pierce, Fenner & Smith Incorporated to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be paid in the Merger to the Minority Holders (as defined below) of South Common Stock who do not make a Class B Election is fair to such Minority Holders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.  For purposes of this Agreement, “Minority Holders” means the holders of South Common Stock other than the holders of South Common Stock set forth on Section 3.25 of the South Disclosure Schedule.

3.26         South Information.  The information relating to South and its Subsidiaries that is provided by South or its Representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, including at the time: (a) such document is filed with the Regulatory Agency, (b) such document is amended or supplemented, (c) such document is mailed to the stockholders of South or (d) of the South Meeting.  The portions of the Joint Proxy Statement relating to South and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. For the avoidance of doubt, no representation or warranty is made by South with respect to statements made or incorporated by reference in the S-4 or Joint Proxy Statement based on information supplied by or on behalf of North or any of its Representatives specifically for inclusion or incorporation by reference in the S-4 or the Joint Proxy Statement.

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3.27         Loan Accounts, Notes and Other Receivables.

(a)           All Loans reflected as assets on the books and records of South and its Subsidiaries or which have been sold by either of them (i) have resulted from bona fide business transactions in the ordinary course of their respective operations, (ii) were made in all material respects in accordance with the respective entity’s standard practices and procedures and (iii) in the case of Loans reflected as assets on their books, are owned by them free and clear of all Liens, encumbrances, assignments, repurchase agreements or other exceptions to title, or the ownership or collection rights of any other person or entity, except for Liens granted to the Federal Home Loan Bank of Atlanta to secure advances in the ordinary course of business.

(b)           All records of South and its Subsidiaries regarding all outstanding Loans (including Loans reflected as assets on their books and records and Loans which have been sold by any of them), and all foreclosed South Real Property and other collateral for Loans owned by South and its Subsidiaries, are accurate in all material respects, and each Loan which their Loan documentation indicates is secured by any real or personal property or property rights (“Loan Collateral”) is secured by valid, perfected and enforceable Liens on all such Loan Collateral having the priority described in the records of such Loan (subject to the application of general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws).

(c)           Each Loan reflected as an asset on the books and records of South and its Subsidiaries or which has been sold by any of them, and each guaranty therefor, is the legal, valid and binding obligation of the obligor or guarantor thereon (subject to the application of general principles of equity and to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws), and no defense, offset or counterclaim has been asserted with respect to any such Loan or guaranty.

(d)           South has Previously Disclosed to North written listings reflecting:

(i)            with respect to Loans on the books of South and its Subsidiaries as of December 31, 2013, each Loan made by South and its Subsidiaries to a borrower, or commitment by South or its Subsidiaries to make, issue or extend any Loan to a borrower; in excess of $1,000,000;

(ii)           with respect to Loans on the books of South and its Subsidiaries as of March 31, 2014, Loans in excess of $1,000,000 that are past due as to principal or interest for more than 90 days and accruing interest;

(iii)          with respect to Loans on the books of South and its Subsidiaries as of March 31, 2014, Loans in excess of $1,000,000 in nonaccrual status;

(iv)          with respect to Loans on the books of South and its Subsidiaries as of March 31, 2014, all troubled debt restructurings for Loans in excess of $1,000,000;

(v)           with respect to Loans on the books of South and its Subsidiaries as of March 31, 2014, classified, potential problem or “watch list” Loans in excess of $1,000,000, along with the outstanding balance and amount specifically allocated to the Loan Loss Reserve for each such Loan;

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(vi)          all Loans charged off during the first calendar quarter of 2014;

(vii)         all Loans charged off during April 2014; and

(viii)        all foreclosed real property or other real estate owned as of March 31, 2014.

(e)           With respect to Loans previously sold by South or its Subsidiaries, South has Previously Disclosed to North written listings reflecting:

(i)            each Loan on the balance sheet that has been repurchased from investors;

(ii)           each Loan which is in the process of being repurchased or which South or its Subsidiaries has been requested to repurchase by any investor;

(iii)          each Loan that South or its Subsidiaries has identified as having a risk of repurchase from any investor; and

(iv)          each Loan as to which any investor has requested indemnification from South or its Subsidiaries, or as to which there is any outstanding mortgage insurance claim, together with a statement as to whether South or its Subsidiaries has agreed to or rejected the indemnification request, and, in the case of each Loan as to which South or its Subsidiaries has agreed to a request for indemnification, a description of the terms of that indemnification.

(f)            To the knowledge of South, each of the Loans on the books of, or previously sold by, South or its Subsidiaries (with the exception of those Loans Previously Disclosed to North as described in Sections 3.27(d) and (e) above) is collectible in the ordinary course of their business or the business of the investor that purchased the loan in an amount which is not less than the amount at which it is carried on their books or should be carried in accordance with GAAP on their books and records.

(g)           South’s reserve for possible loan losses (the “Loan Loss Reserve”) has been established in conformity with GAAP, sound banking practices and all applicable rules, requirements and policies of Regulatory Agencies and, in the best judgment of management and the Boards of Directors of South and its Subsidiaries, is reasonable in view of the size and character of the loan portfolio of South and its Subsidiaries, current economic conditions and other relevant factors and is adequate in all material respects to provide for losses incurred relating to or the risk of loss inherent in their loan portfolio and foreclosed South Real Property owned by them.  South and its Subsidiaries have complied with all orders, comments and directives provided to it by any Regulatory Agency relating to the Loan Loss Reserve since inception.

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(h)           South’s reserves for possible loan repurchases (the “Loan Repurchase Reserve”) has been established in conformity with GAAP, sound banking practices and all applicable rules, requirements and policies of Regulatory Agencies and, in the best judgment of management and the Boards of Directors of South and its Subsidiaries, is reasonable in view of the amount and character of (i) Loans which have been sold, (ii) Loans which have been repurchased or are in process of being repurchased, (iii) Loans which have been identified as being at risk of repurchase, (iv) potential losses related to current and future repurchased Loans and (v) current economic conditions, and other relevant factors.

3.28         Insurance.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South, (a) South and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of South reasonably has determined to be prudent and consistent with industry practice, and South and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, (b) each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of South and its Subsidiaries, South or the relevant Subsidiary thereof is the sole beneficiary of such policies, and (c) all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in a due and timely fashion.

3.29         Indemnification Obligations.  Except to the extent provided by their respective Articles of Incorporation or Bylaws in effect on the date of this Agreement or in a Contract Previously Disclosed to North, or as required by the SCBCA, or as otherwise required by applicable Law, neither South nor any of its Subsidiaries has any obligation to indemnify or hold harmless any of its current or former directors, officers, employees or stockholders or, except as would not reasonably be expected to have a Material Adverse Effect on South, any other person, against or from any costs or expenses (including attorneys’ fees), judgments, fines, amounts paid in settlement, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative.  No claim, demand or request for payment of indemnification has been made or currently is pending or, to the knowledge of South, threatened against or with respect to South or its Subsidiaries, and, to the knowledge of South, no facts or circumstances exist which reasonably could be expected to result in such.

3.30         Obstacles to Regulatory Approval.  To the knowledge of South, there exists no fact or condition pertaining to South or its Subsidiaries or their respective businesses or operations that may reasonably be expected to prevent or materially impede or materially delay South and North from obtaining all approvals of Regulatory Agencies required in order to consummate the transactions described in this Agreement.

3.31         No Other Representations or Warranties.

(a)           Except for the representations and warranties made by South in this Article III, neither South nor any other person makes any express or implied representation or warranty with respect to South, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and South hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither South nor any other person makes or has made any representation or warranty to North or any of its affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to South, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by South in this Article III, any oral or written information presented to North or any of its affiliates or Representatives in the course of their due diligence investigation of South, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

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(b)           South acknowledges and agrees that neither North nor any other person has made or is making any express or implied representation or warranty with respect to North other than those contained in Article IV.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF NORTH

Except (a) as Previously Disclosed by North or (b) as disclosed in any North SEC Reports publicly filed under Section 13, 14(a) or 15(d) of the Exchange Act by North with the SEC, and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific or cautionary, predictive or forward-looking in nature) (any such disclosure, a “North SEC Disclosure”), North hereby represents and warrants to South as follows:

4.1           Corporate Organization.

(a)           North is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware and is a financial holding company duly registered under the BHC Act.  North has the corporate power and authority to own or lease and operate all of its properties and assets and to carry on its business as it is now being conducted and to perform its obligations under all Contracts by which it is bound. North is duly licensed or qualified to do business and is in good standing (where such concept is recognized under applicable Law) in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on North.  True and complete copies of the North Charter and Bylaws of North, in each case as in effect as of the date of this Agreement, have previously been made available by North to South.

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(b)           Each Subsidiary of North (a “North Subsidiary”) (i) is duly organized, validly existing and in good standing (where such concept is recognized under applicable Law) under the Laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable Law, in good standing (to the extent such concept is applicable) in all jurisdictions (whether federal, state, local or foreign) where its ownership, leasing or operation of property or the conduct of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on North and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted.  There are no restrictions on the ability of any Subsidiary of North to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.  The deposit accounts of each Subsidiary of North that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the knowledge of North, threatened. Section 4.1(b) of the North Disclosure Schedule sets forth a true and complete list of all Subsidiaries of North as of the date hereof and any material joint ventures, partnerships formed pursuant to written partnership agreements or similar arrangements in which North or its Subsidiaries has a limited liability, partnership or other equity interest (and the amount and percentage of any such interest).  There is no person whose results of operations, cash flows, changes in stockholders’ equity or financial position are consolidated in the financial statements of North other than the North Subsidiaries.

4.2           Capitalization.

(a)           As of the date hereof, the authorized capital stock of North consists of 11,000,000 shares of Class A common stock, $1.00 par value per share (“North Class A Common Stock”), of which 8,586,058 shares are issued and outstanding, 2,000,000 shares of Class B common stock, $1.00 par value per share (“North Class B Common Stock” and together with the North Class A Common Stock, the “North Common Stock”), of which 1,032,883 shares are issued and outstanding, and 10,000,000 shares of preferred stock, $0.01 par value per share, of which zero shares are issued and outstanding.  All of the shares of North Common Stock that (i) are issued and outstanding have been and are and (ii) will be issued as part of the Merger Consideration will be, when issued and delivered in accordance with the terms hereof, duly authorized and validly issued and fully paid, nonassessable and free of preemptive rights, rights of participation or similar rights and rights of first refusal, with no personal liability attaching to the ownership thereof.  There are no outstanding (A) shares of capital stock or other voting securities or ownership interests in North (except as disclosed in the preceding sentences) or (B) subscriptions, options, warrants or other rights to acquire from North or any North Subsidiary, or other obligation of North or any North Subsidiary to issue, any capital stock or other voting securities or ownership interests in, or any securities of North or any North Subsidiary convertible into or exchangeable or exercisable for capital stock or other voting securities or ownership interests in, North.  There are no voting trusts, stockholder agreements, proxies or other Contracts in effect with respect to the voting or transfer of the North Common Stock, in each case, to which North or any of its Subsidiaries is a party.  There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of North may vote.  Since December 31, 2013 through the date hereof, North has not issued or repurchased any shares of its capital stock.  No North Subsidiary owns any capital stock of North other than any Third Party Shares.

(b)           There is no Contract by which either North or its Subsidiaries are bound pursuant to which (i) North or its Subsidiaries is or could be required to register shares of the capital stock or other securities of North or its Subsidiaries under the Securities Act, or (ii) except as relates to trust preferred securities, under which North or its Subsidiaries is or could be obligated to repurchase, redeem or otherwise acquire the capital stock or other securities of North or its Subsidiaries.  Section 4.2(b) of the North Disclosure Schedule sets forth a true, correct and complete list of all trust preferred and junior subordinated debt securities of North or its Subsidiaries that are issued or outstanding.  North is not currently deferring interest payments with respect to any trust preferred securities or related junior subordinated debt securities issued by it or any of its affiliates.

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(c)           North owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of the North Subsidiaries (except for Subsidiaries formed in connection with the issuance of trust preferred securities), free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, rights of participation or similar rights and rights of first refusal, with no personal liability attaching to the ownership thereof.  No North Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or Contracts of any character that require the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

4.3           Authority; No Violation.

(a)           North has full corporate power and authority to execute and deliver this Agreement, and subject to receipt of the Requisite North Vote and the Requisite Regulatory Approvals, to perform its obligations under this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby and thereby have been duly and validly approved by the Board of Directors of North.  The Board of Directors of North has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of North and its stockholders and has directed that this Agreement and the transactions contemplated hereby be submitted to North’s stockholders for adoption and approval at a meeting of such stockholders and has adopted a resolution to the foregoing effect.  Except for (i) the approval of the issuance of the North Common Stock by the affirmative vote of a majority of the total votes cast by holders of North Class A Common Stock and North Class B Common Stock, (ii) the approval of this Agreement and the North Charter Amendment by the affirmative vote of a majority of the votes entitled to be cast by the outstanding North Class A Common Stock and North Class B Common Stock, voting together as one group and (iii) the approval of the North Charter Amendment by the affirmative vote of a majority of the votes entitled to be cast by the outstanding North Class A Common Stock, voting separately as a separate class (subparagraphs (i), (ii) and (iii), collectively, the “Requisite North Vote”) and (iii) the adoption and approval of the Bank Merger Agreement by North Bank and North as its sole stockholder, no other corporate proceedings on the part of North are necessary to approve this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by North and (assuming due authorization, execution and delivery by South) constitutes a valid and binding obligation of North, enforceable against North in accordance with its terms, except as may be limited by the Enforceability Exceptions.

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(b)           Neither the execution and delivery of this Agreement by North, nor the consummation by North of the transactions contemplated hereby, nor compliance by North with any of the terms or provisions hereof, will (i) subject to the North Charter Amendment, violate any provision of the North Charter or Bylaws of North or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained or made, as applicable, (x) violate any Law applicable to North, any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with or result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of North or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which North or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets is bound, except (in the case of subparagraph (ii) above) for such matters which would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on North.

4.4         Consents and Approvals.  Except for (a) the filing of applications and notices, as applicable, with NASDAQ, (b) the filing of any required applications, filings and notices, as applicable, with (i) the Federal Reserve Board under the BHC Act, (ii) the FDIC under the Bank Merger Act, (iii) the South Carolina Commissioner, (iv) the Georgia Department of Banking and Finance, as applicable and (v) the North Carolina Commissioner, and approval of the foregoing applications, filings and notices, (c) the filing with the SEC of the Joint Proxy Statement and the S-4 in which the Joint Proxy Statement will be included as a prospectus and declaration of effectiveness of the S-4 by the SEC, (d) the filing of the Articles of Merger (which shall include the North Charter Amendment) with the South Carolina Secretary pursuant to the SCBCA and the Delaware Secretary pursuant to the DGCL and the filing of the Bank Merger Certificates, (e) such filings as are required to be made under the Exchange Act, and (f) such other consents, licenses, permits, approvals, waivers, authorization, registrations, declarations, or filings the failure of which to be obtained or made is not reasonably likely to materially and adversely affect the ability of North or any of its Subsidiaries to carry on their respective businesses as now conducted or to consummate the transactions contemplated by this Agreement, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (i) the execution and delivery by North of this Agreement or (ii) the consummation by North of the Merger, the Bank Merger and the other transactions contemplated hereby.

4.5           Reports.

(a)           North and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (“North Reports”) with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed pursuant to the Laws of the United States, any state, any foreign entity or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file such report, registration or statement or to pay such fees and assessments would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on North.  Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of North and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of North, investigation into the business or operations of North or any of its Subsidiaries, except where such proceedings or investigation would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on North.  There (i) is no unresolved violation, criticism or exception by any Regulatory Agency with respect to any North Report relating to any examinations or inspections of North or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of North or any of its Subsidiaries, except in the case of each of clauses (i) and (ii), as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on North.

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(b)           Each North Report complied in all material respects with all statutes applicable thereto and to all rules and regulations enforced or promulgated by the Regulatory Agencies with which it was filed and at the time it was filed (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, then on the date of that subsequent filing) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  North has, to the extent permitted by applicable Law, provided to South copies of all comment letters received by it or its Subsidiaries from any Regulatory Agency since January 1, 2010, regarding any North Report, together with North’s or any North Subsidiary’s responses to such comment letters.  Except as described in those comment letters, neither North nor any of the North Subsidiaries has been notified by any Regulatory Agency that any such North Report was deficient in any material respect as to form or content.

4.6           Financial Statements.

(a)           The financial statements of North and its Subsidiaries included (or incorporated by reference) in the North SEC Reports filed by North with the SEC since January 1, 2012 (the “North Financial Statements”) (including the related notes, where applicable) complied as to form, as of their respective dates, in all material respects with applicable accounting requirements, have been prepared according to GAAP (except as may be indicated in the notes thereto), are based on the books and records of North, fairly present, in all material respects, the consolidated financial condition of North and its Subsidiaries at the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to notes and normal year-end adjustments that were not material in amount or effect).  The North Financial Statements do not contain any material items of extraordinary or nonrecurring income or any other material income not earned in the ordinary course of business except as expressly specified therein.

(b)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on North, neither North nor any of its Subsidiaries have any liabilities or obligations of any nature whatsoever (whether accrued, absolute, contingent, known, unknown or otherwise, whether due or to become due and whether or not required to be reflected in North’s financial statements in accordance with GAAP) except for (i) those liabilities that are fully reflected or reserved for on the consolidated balance sheet of North and its Subsidiaries included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 (including any notes thereto) and/or in its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2014, (ii) liabilities incurred since March 31, 2014 in the ordinary course of business consistent with past practice, and (iii) liabilities incurred in connection with this Agreement and the transactions contemplated by this Agreement.

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(c)           The records, systems, controls, data and information of North and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of North or its Subsidiaries (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the system of internal accounting controls of North.

(d)           Since January 1, 2011, neither North nor any of its Subsidiaries or, to the knowledge of North, any director, officer, employee, auditor, accountant or Representative of North or any of its Subsidiaries has received or has otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of North or any of its Subsidiaries or their internal control over financial reporting, including any complaint, allegation, assertion or claim that North or any of its Subsidiaries has engaged in questionable accounting or auditing practices.

4.7           Broker’s Fees.  With the exception of the engagement of Sandler O’Neill + Partners, L.P., neither North nor any North Subsidiary nor any of their respective Representatives on behalf of North or any of its Subsidiaries have employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement.  On or prior to the date hereof, North has disclosed to South the aggregate fees provided for in connection with the engagement of Sandler O’Neill + Partners, L.P., relating to the Merger and the other transactions contemplated hereunder.

4.8           Absence of Changes.  Except as permitted in this Agreement, since March 31, 2014, (a) no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on North, and (b) North and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course consistent with past practice.

4.9           Legal Proceedings.  Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on North, neither North nor any of its Subsidiaries is a party to any and there are no pending or, to North’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of a material nature against North or any of its Subsidiaries or, to the knowledge of North, any of their current or former directors or executive officers. There is no material injunction, order, judgment, decree or regulatory restriction (other than regulatory restrictions of general application that apply to similarly situated companies) imposed upon North, any of its Subsidiaries or the assets of North or any of its Subsidiaries (or that, upon consummation of the Merger, would apply to North, the Surviving Corporation or any of its affiliates).

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4.10         Taxes and Tax Returns.  Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on North, each of North and its Subsidiaries (a) has duly and timely filed, or caused to be filed, taking into account any extensions, all Tax Returns required to have been filed by it and such Tax Returns are true, correct and complete and (b) has fully and timely paid all Taxes required to have been paid by it that are due (including any Taxes required to be withheld from amounts owing to any employee, creditor, stockholder or other third party), except in each case of clauses (a) and (b), with respect to matters contested in good faith in appropriate proceedings and for which adequate reserves have been established in accordance with GAAP in the North Financial Statements.

4.11         North Loss Share Agreements.  North and each of its Subsidiaries has performed all obligations required to be performed by it to date under each loss share agreement between North or any North Subsidiary and the FDIC for loss sharing (each a “North Loss Share Agreement”), except where such noncompliance would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on North. To North’s knowledge no third-party counterparty to any North Loss Share Agreement is in material breach or material violation of any provision of any North Loss Share Agreement. No event or condition exists which constitutes or, with or without notice or lapse of time or both, will constitute a material default on the part of North or any of its Subsidiaries under any such North Loss Share Agreement, except where such default would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on North. Neither North nor any North Subsidiary has received any written notice of cancellation or termination in connection with any North Loss Share Agreement.

4.12         Compliance with Applicable Law.  North and each of its Subsidiaries have complied with and are not in default or violation under any applicable Law relating to North or any of its Subsidiaries, except for such failures to comply, defaults or violations that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on South. There is no, and since January 1, 2012, there has been no, action, demand or investigation by or before any Governmental Entity pending or, to the knowledge of North, threatened alleging that North or any of its Subsidiaries is not in compliance with any applicable Law, except for any action, demand or investigation that would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on North.

4.13         Agreements with Regulatory Agencies.  Neither North nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written Contract, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or a recipient of any supervisory letter from, or has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity, in any such case, that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, nor has North or any of its Subsidiaries been advised by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such agreement.

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4.14         Reorganization.  North has not taken any action and is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.15         SEC Reports.  North has previously made available (it being understood that documents available via the SEC’s EDGAR system shall be deemed to have been made available for purposes of this representation) to South an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC since January 1, 2011, by North pursuant to the Securities Act or the Exchange Act (the “North SEC Reports”) and (b) communication mailed by North to its stockholders since January 1, 2011 and prior to the date hereof, and no such North Report or communication, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2011, as of their respective dates, all North SEC Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto.  As of the date of this Agreement, no executive officer of North has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act.  As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the North SEC Reports.

4.16         North Information.  The information relating to North and its Subsidiaries that is provided by North or its Representatives for inclusion in the Joint Proxy Statement and the S-4, or in any other document filed with any other Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, including at the time: (a) such document is filed with the Regulatory Agency, (b) such document is amended or supplemented, (c) such document is mailed to the stockholders of North or (d) of the North Meeting.  The portions of the Joint Proxy Statement relating to North and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.  The S-4 will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.  For the avoidance of doubt, no representation or warranty is made by North with respect to statements made or incorporated by reference in the S-4 or Joint Proxy Statement based on information supplied by or on behalf of South or any of its Representatives specifically for inclusion or incorporation by reference in the S-4 or the Joint Proxy Statement.

4.17         Obstacles to Regulatory Approval.  To the knowledge of North, there exists no fact or condition pertaining to North or its Subsidiaries or their respective businesses or operations that may reasonably be expected to prevent or materially impede or materially delay South and North from obtaining all approvals of Regulatory Agencies required in order to consummate the transactions described in this Agreement.

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4.18         Opinion.  Prior to the execution of this Agreement, the Board of Directors of North and the North Evaluation Committee have received an opinion from Sandler O’Neill + Partners, L.P. to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be paid to the holders of South Common Stock in the Merger is fair to North and its stockholders from a financial point of view.  Such opinion has not been amended or rescinded as of the date of this Agreement.

4.19         No Other Representations or Warranties.

(a)           Except for the representations and warranties made by North in this Article IV, neither North nor any other person makes any express or implied representation or warranty with respect to North, its Subsidiaries, or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and North hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither North nor any other person makes or has made any representation or warranty to South or any of its affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to North, any of its Subsidiaries or their respective businesses or (ii) except for the representations and warranties made by North in this Article IV, any oral or written information presented to South or any of its affiliates or Representatives in the course of their due diligence investigation of North, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)           North acknowledges and agrees that neither South nor any other person has made or is making any express or implied representation or warranty with respect to South other than those contained in Article III.

ARTICLE V
COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1           Conduct of Business Prior to the Effective Time.

(a)           During the period from the date of this Agreement to the Effective Time, except as expressly required or permitted by this Agreement (including as set forth on Section 5.1(a) of the South Disclosure Schedule), or as required by applicable Law or as consented to in writing by North (such consent not to be unreasonably withheld), South shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course in all material respects, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and retain the services of its key officers and key employees, (iii) maintain its properties in customary repair, order and condition, ordinary wear and tear excepted, (iv) comply with applicable Laws in all material respects, (v) take no action that would reasonably be expected to adversely affect or delay the obtaining of any necessary approvals of any Regulatory Agency or other Governmental Entity required to consummate the transactions contemplated hereby, and (vi) perform its covenants and agreements under this Agreement.

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(b)           During the period from the date of this Agreement to the Effective Time, except as included in any North SEC Disclosure or as expressly required or permitted by this Agreement (including as set forth on Section 5.1(b) of the North Disclosure Schedule), or as required by applicable Law or as consented to in writing by South (such consent not to be unreasonably withheld), North shall, and shall cause each of its Subsidiaries to, (i) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and retain the services of its key officers and key employees, (ii) comply with applicable Laws in all material respects, (iii) take no action that would reasonably be expected to adversely affect or delay the obtaining of any necessary approvals of any Regulatory Agency or other Governmental Entity required to consummate the transactions contemplated hereby, and (iv) perform its covenants and agreements under this Agreement.

5.2           Forbearances of South.  During the period from the date of this Agreement to the Effective Time, except as set forth on Section 5.2 of the South Disclosure Schedule or as required by applicable Law, and, except as expressly required or permitted by this Agreement, South shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of North (such consent not to be unreasonably withheld and in the case of subsection (o), North will attempt, in good faith, to provide such input in one business day and, in any event within two business days):

(a)           other than in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of South or any of its wholly-owned Subsidiaries to South or any of its wholly-owned Subsidiaries, deposit liabilities, federal funds purchased and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business) or assume, guarantee or otherwise become responsible for the obligations of any person;

(b)           (i)            adjust, split, combine or reclassify any capital stock;

(ii)           make, declare or pay any dividend, or make any other distribution or capital return on, or except as provided in Section 6.14 and Section 6.15, directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock, equity interests, trust preferred securities or any other securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) into or exchangeable for any shares of its capital stock, except (A) regular quarterly cash dividends at a rate not in excess of the 2013 rate, (B) dividends paid by any of the Subsidiaries of South to South or any of its wholly-owned Subsidiaries, respectively, (C) the acceptance of shares of South Common Stock, as the case may be, as payment for the exercise price of stock options or for withholding Taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards outstanding as of the date hereof or granted after the date hereof in compliance with this Agreement, in each case in accordance with past practice and the terms of the applicable award agreements or (D) the due and punctual payment of the principal of and premium, if any, and interest on the Trust Preferred Securities;

(iii)          grant any stock options, warrants, stock appreciation rights, performance shares, restricted stock units, restricted shares or other equity-based awards or interests, or grant any individual, corporation or other entity any right to acquire any shares of its capital stock or other equity interests; or

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(iv)          issue, sell, or otherwise permit to become outstanding any additional shares of its capital stock or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock or any options, warrants or other rights of any kind to acquire any shares of its capital stock;

(c)           sell, transfer, mortgage, encumber, lease, license or otherwise dispose of any of its material properties or assets or any South Owned Property to any person other than a wholly-owned Subsidiary of South, or cancel, release or assign any material indebtedness of any person owed to it or any claims held by it against any person, in each case other than (i) transactions with a value not in excess of $2,500,000, (ii) pursuant to contracts or agreements in force at the date of this Agreement and set forth on Section 3.14(a) of the South Disclosure Schedule or (iii) as set forth on Section 5.2(c) of the South Disclosure Schedule;

(d)           (i) acquire (whether by merger or consolidation, acquisition of stock or assets or by formation of a joint venture or otherwise, but excluding by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) any other person or business or any material assets, deposits or properties of any other person, in each case other than a wholly-owned Subsidiary of South, or (ii) make any material investment in any other person either by purchase of stock or securities, contributions to capital, property transfers or purchase of property or assets of any person other than a wholly-owned Subsidiary of South, in each case other than loans and purchases of investment securities in the ordinary course of South’s business and in accordance with existing loan and investment policies of South;

(e)           except in the ordinary course of business, terminate, materially amend or waive any material right under any South Contract or enter into any Contract that would constitute a South Contract, if it were in effect on the date of this Agreement;

(f)            except (i) for retention agreements requiring payments in the aggregate not to exceed $5,000,000 in accordance with South’s retention agreement policy described in Section 3.11(a) of the South Disclosure Schedule, (ii) as required under the terms of any (A) other South Benefit Plan existing as of the date hereof or (B) other arrangement set forth on Section 3.11(a) of the South Disclosure Schedule, or (iii) as expressly permitted under the terms of this Agreement, (1) enter into, adopt or terminate any material employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or consultant, (2) materially amend any employee benefit or compensation plan, program, policy or arrangement for the benefit or welfare of any current or former employee, officer, director or consultant (except as a result of changes in Law or market conditions for the applicable benefits in connection with the renewal of a plan), (3) increase in any manner the compensation or benefits payable to any current or former employee, officer, director or consultant (other than any annual salary, wage or benefit increases in the ordinary course of business and consistent with past practice), (4) pay or award, or commit to pay or award, any bonuses or incentive compensation other than in the ordinary course of business consistent with past practice (except that South may, other than in the ordinary course of business, accelerate the timing for payments or awards to precede the Closing Date or adjust the basis for payment or awards, so long as the amount of the payments or awards is consistent with past practice), (5) grant or accelerate the vesting of any equity or equity-based awards or other compensation, (6) enter into any new, or amend any existing, employment, severance, change in control, retention, bonus guarantee, collective bargaining agreement or similar agreement or arrangement, (7) fund any rabbi trust or similar arrangement, (8) terminate the employment or services of any officer or any employee, other than for cause or for performance-related reasons, (9) hire any officer or employee who has an annual base salary greater than $250,000, or (10) hire any individual independent contractor or consultant who will receive annual compensation greater than $500,000;

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(g)           commence, settle or compromise any litigation, claim, suit, action or proceeding, except for (i) settlements or compromises that (A) involve monetary remedies with a value not in excess of $250,000 with respect to any individual litigation, claim, suit, action or proceeding or $1,000,000 in the aggregate and (B) do not impose any material restriction on its business or the business of its Subsidiaries and (ii) the commencement of any routine litigation, claim, suit, action or proceeding in the ordinary course of business consistent with past practice

(h)           take any action or knowingly fail to take any action that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(i)            amend its articles of incorporation, its bylaws or comparable governing documents;

(j)            materially restructure or materially change its fixed income investment securities or derivatives portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported, in each case, except as required by Law or requested by a Regulatory Agency or in the ordinary course of business consistent with past practice and in accordance with South’s current asset liability management policies;

(k)           except as otherwise provided in Section 6.3 or Section 6.11, take any action that is intended or expected to result in any of the conditions to the Merger set forth in Article VII not being satisfied;

(l)            implement or adopt any change in its accounting principles, practices or methods, other than as may be required by concurrent changes in GAAP;

(m)          enter into any new line of business or, other than in the ordinary course of business and after consultation with the other party, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, securitization and servicing policies, except, in any such case, as required by applicable Law or requested by a Regulatory Agency;

(n)           make any material changes in its policies and practices with respect to (i) underwriting, pricing, originating, acquiring, selling, servicing or buying or selling rights to service, loans and other extensions of credit (including commitments to extend credit) (collectively, “Loans”) or (ii) its hedging practices and policies, in each case except as required by Law or requested by a Regulatory Agency;

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(o)           (i) except for Loans or commitments for Loans that have been made prior to the date of this Agreement, without prior consultation with North (A) make or acquire any individual Loan or issue a commitment (or renew or extend an existing commitment) for any individual Loan in excess of $8,000,000 or (B) make or acquire any Loan or Loans or issue a commitment (or renew or extend an existing commitment for a Loan or Loans) in each case, in excess of $250,000 that would result in total credit exposure to the applicable borrower (and its affiliates) in excess of $8,000,000 or (ii) except for sales of mortgage Loans in the ordinary course of business consistent with past practice, or without prior consultation with North, enter into Contracts relating to, or except pursuant to Contracts in effect as of the date hereof, consummate purchases or sales of, whole individual Loans in principal amount or purchase price in excess of (A) for individual Loans, $1,000,000, or (B) in the aggregate, $3,000,000;

(p)           make an application for the opening, relocation or closing of any, or open, relocate or close any branch office, loan production office or other office or operations facility of it or its Subsidiaries or acquire or sell or agree to acquire or sell any branch office or any deposit liabilities, except to the extent required to obtain any Requisite Regulatory Approvals;

(q)           make any capital expenditures other than (i) capital expenditures in its 2014 capital expenditure budget, as disclosed to North prior to the date hereof, (ii) payments made to North or North Subsidiaries, (iii) as a result of casualty loss and (iv) any other capital expenditures in an amount not in excess of $1,500,000 in the aggregate;

(r)            other than in the ordinary course of business consistent with past practice, reduce the amount of insurance coverage or fail to renew any existing insurance policies;

(s)           amend in a manner that adversely impacts in any material respect the ability to conduct its business, terminate or allow to lapse any permits;

(t)            adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(u)           make, change or rescind any material election concerning Taxes or Tax Returns, file any materially amended Tax Return, enter into any closing agreement with respect to any Tax liability or settle or compromise any claim or assessment with respect to a material amount of Taxes, except as required by applicable Law or any Regulatory Agency;

(v)           make any material change in its current deposit policies and procedures, or take any actions designed to materially increase or decrease the aggregate level of its deposits, or any category of its deposits, as of the date of this Agreement, other than changes that are consistent with its asset-liability management policies and based on competition, market rates or changes in applicable Law;

(w)          surrender its leasehold interest in any parcel of South Leased Property, or seek or agree to the termination of the Lease Agreement pertaining to any such parcel, other than at the end of the term of a Lease Agreement under the terms of which it does not have an option to renew, or modify or amend the Lease Agreement pertaining to any parcel of South Leased Property other than in connection with the renewal of a Lease Agreement at the end of its term; or

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(x)            agree to take, make any commitment to take or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

5.3           Forbearances of North.  During the period from the date of this Agreement to the Effective Time, except as set forth on Section 5.3 of the North Disclosure Schedule or as required by applicable Law, and, except as expressly required or permitted by this Agreement or as included in any North SEC Disclosure, North shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of South (such consent not to be unreasonably withheld):

(a)           make, declare or pay any dividend, or make any other distribution or capital return on shares of North Common Stock, except for (i) regular quarterly cash dividends at a rate not in excess of 200% of the 2013 rate or (ii) dividends paid by any of the Subsidiaries of North to North or any of its wholly-owned Subsidiaries, respectively

(b)           take any action or knowingly fail to take any action that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(c)           amend its certificate of incorporation, its bylaws or comparable governing documents in a manner that would materially and adversely affect the holders of South Common Stock or that would materially impede North’s ability to consummate the transactions contemplated by this Agreement;

(d)           except as otherwise provided in Section 6.3, take any action that is intended to result in any of the conditions to the Merger set forth in Article VII not being satisfied; or

(e)           agree to take, make any commitment to take or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 5.3.

5.4           Accruals for Expenses and Other Accounting Matters.  South will make such appropriate accounting entries in its and its Subsidiaries’ books and records and take such other actions as North deems to be required by GAAP, or which North otherwise reasonably deems to be necessary, appropriate or desirable in anticipation of completion of the Merger and which are not in violation of GAAP or applicable Law, including without limitation the establishment of accruals for fees, costs and other expenses incurred in connection with the Merger, additional provisions to South’s or any of South Subsidiary’s Loan Loss Reserve or Loan Repurchase Reserve or accruals or the creation of reserves for any purpose; provided, however, that, notwithstanding any provision of this Agreement to the contrary, except as otherwise agreed to by South and North, South and its Subsidiaries shall not be required to make any such accounting entries (i) that its Chief Executive Officer and Chief Financial Officer believe, in good faith, would not be permissible under GAAP, applicable banking regulations, or other applicable Law, (ii) until immediately prior to the Closing Date and (iii) only following receipt of written confirmation from North that it is not aware of any fact or circumstance that would prevent completion of the Merger.

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5.5           Loan Loss Reserve, Loan Repurchase Reserve and Loan Charge-Offs.  Following the date of this Agreement, and prior to the Closing Date, South and its Subsidiaries will make such appropriate accounting entries in their books and records and take such other actions as are necessary or appropriate to:

(a)           charge-off any Loans on the books of South or its Subsidiaries, or any portions thereof, that it, or North in its sole discretion, consider to be losses, or that it, or North, otherwise believe, in good faith, are required to be charged off pursuant to applicable banking regulations, GAAP or other applicable Law, or that otherwise would be charged off by North after the Effective Time in accordance with its loan administration and charge-off policies and procedures; provided, however, that South and its Subsidiaries shall not be required to record any charge-off that its Chief Executive Officer and Chief Financial Officer believe, in good faith, would not be permissible under GAAP, applicable banking regulations, or other applicable Law; and

(b)           maintain their Loan Loss Reserve and Loan Repurchase Reserve in a manner, and provide funds to their Loan Loss Reserve and Loan Repurchase Reserve in amounts, consistent with their past practices and as required by applicable banking regulations, GAAP and their loan policies and procedures.

5.6           Pricing of Deposits and Loans.  Following the date of this Agreement and to and including the Effective Time, South and its Subsidiaries will make pricing decisions with respect to deposit accounts and Loans in a manner consistent with their past practices based on competition and prevailing market rates in their banking markets.

5.7           Consents to Assignment of Contracts.  With respect to each Contract identified on Section 3.14(b) of the South Disclosure Schedule, South will use commercially reasonable efforts to obtain, prior to the Closing, the written consent of that other party in a form reasonably satisfactory to North.

5.8           No Control of Other Party.  Nothing contained in this Agreement shall be deemed to give either party, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time.  Prior to the Effective Time, each party shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VI
ADDITIONAL AGREEMENTS

6.1           Regulatory Matters.

(a)           South and North shall promptly prepare the Joint Proxy Statement, and North shall promptly prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus.  Each of South and North shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and South and North shall thereafter mail or deliver the Joint Proxy Statement to their respective stockholders.

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(b)           The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file and cause their Subsidiaries to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such third parties or Governmental Entities.  Without limiting the generality of the foregoing, the parties hereto agree to use reasonable best efforts to prepare and file and cause their Subsidiaries to prepare and file all necessary documentation, and to file all applications, notices, petitions and filings, in connection with obtaining all Requisite Regulatory Approvals as promptly as practicable after the date of this Agreement.  South and North shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all information relating to South or North, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement.  In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable.  The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein, including by delivery of a copy of any applications, notices, petitions or filings made by a party to the other party, subject to the limitations set forth above.  Wherever practicable under the circumstances, each party shall consult with the other in advance of any meeting or conference with any Governmental Entity scheduled in advance for the express purpose of discussing applications for approval of the transactions contemplated herein and, to the extent permitted by such Governmental Entity, give the other party and its counsel the opportunity to attend and participate in such meetings and conferences.  Notwithstanding the foregoing, nothing contained herein shall be deemed to require either party to, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities or third parties, take any action, or commit to take any action, or agree to any condition or restriction that would reasonably be expected to have a Material Adverse Effect on the Surviving Corporation (assuming for this purpose that the Surviving Corporation consists of South and North and their respective Subsidiaries taken as a whole) (a “Materially Burdensome Regulatory Condition”), provided that the sale of one or more branches of South or North in a geographic banking market shall not constitute, or be taken into account in determining whether there would be, a Materially Burdensome Regulatory Condition.

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(c)           In furtherance and not in limitation of the foregoing, with respect to permits, consents, approvals and authorizations of Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement, each of South and North shall use its reasonable best efforts to, and cause its Subsidiaries to use reasonable best efforts to, (i) avoid the entry of, or to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that would restrain, prevent or delay the Closing, and (ii) avoid or eliminate each and every impediment under any applicable Law so as to enable the Closing to occur as soon as possible; provided, however, that nothing contained in this Agreement shall require South or North to take any actions specified in this Section 6.1(c) that would reasonably be expected to constitute or result in a Materially Burdensome Regulatory Condition.

(d)           South and North shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of North, South or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.  Each of North and South agrees that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to the stockholders of South and North and at the time of the South Meeting and the North Meeting, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading.  Each of North and South further agrees that, if it becomes aware that any information furnished by it would cause any of the statements in the S-4 or the Joint Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, it will promptly inform the other party thereof and to take appropriate steps to correct the S-4 or the Joint Proxy Statement.

(e)           North and South shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

6.2           Access to Information.

(a)           Upon reasonable notice and subject to applicable Laws, each of North and South, for the purposes of verifying the representations and warranties of the other and the compliance of the other with its covenants and of preparing for the Merger and the Bank Merger and other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other Representatives of the other party, reasonable access, during normal business hours during the period prior to the Effective Time, to its properties, employees, systems, Representatives, agents, books, Contracts, commitments and records, and, during such period, each of North and South shall, and shall cause their respective Subsidiaries to, make available (it being understood that documents available via the SEC’s EDGAR system are deemed to have been made available for purposes of this covenant) (i) a copy of each report, schedule, registration statement and other document filed or received by it or any of its Subsidiaries during such period pursuant to the requirements of federal securities Laws or federal or state banking Laws (other than reports or documents not permitted to be disclosed under applicable Law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request.  Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of business of the other party or any of its Subsidiaries.

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(b)           Each of North and South shall hold all information furnished by or on behalf of the other party or any of its Subsidiaries or Representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the confidentiality agreement, dated February 14, 2014, between North and South (as amended, the “Confidentiality Agreement”).

(c)           No investigation by either of the parties or their respective Representatives shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.

6.3           Stockholders’ Approvals.

(a)           Each of North and South shall take all action necessary in accordance with applicable Law and their respective articles of incorporation, certificate of incorporation, bylaws or similar organizational documents to duly call, give notice of, convene and, as soon as reasonably practicable after the S-4 is declared effective, hold a meeting of its stockholders or, except as otherwise provided herein, use its reasonable best efforts to take such other actions necessary to obtain the relevant stockholder approvals, in each case as promptly as practicable for the purpose of obtaining the Requisite North Vote, in the case of North, and the Requisite South Vote, in the case of South (each such meeting or any adjournment or postponement thereof, the “North Meeting” and the “South Meeting”, respectively) but subject to Section 6.3(e).  Without the prior written consent of the other party, neither party hereto shall submit any proposal to its stockholders at the North Meeting or the South Meeting, as applicable, except as contemplated by this Agreement.  North shall solicit, and use its reasonable best efforts to obtain, the Requisite North Vote at the North Meeting, and South shall solicit, and use its reasonable best efforts to obtain, the Requisite South Vote at the South Meeting.

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(b)           Except as expressly provided in this Section 6.3(b), the Board of Directors of North and South shall (i) recommend to its respective stockholders the adoption and approval of this Agreement and the transactions contemplated herein, as applicable (including, in the case of North, the North Charter Amendment) (the “Board Recommendation”), (ii) include the Board Recommendation in the Joint Proxy Statement and (iii) with respect to South, not approve, agree to or recommend any Acquisition Proposal or Alternative Transaction. Notwithstanding anything to the contrary contained in this Agreement, the Board of Directors of South shall be permitted (x) not to recommend to its stockholders that they give the Requisite South Vote, (y) not to include the Board Recommendation in the Joint Proxy Statement, or (z) to otherwise withdraw or modify in a manner adverse to North the Board Recommendation (the actions described in clauses (x), (y) and (z), each a “Change in Board Recommendation”), in each case, in response to (i) a material event, fact, circumstance, development or occurrence that does not relate to a Superior Proposal (which is addressed in the following clause (ii)) and is unknown to and not reasonably foreseeable by the South Board of Directors as of the date of this Agreement but becomes known to or by the South Board of Directors prior to South obtaining the Requisite South Vote (an “Intervening Event”), or (ii) the receipt of an unsolicited bona fide Acquisition Proposal from a third party that the Board of Directors of South determines in its good faith judgment, after receiving the advice of outside legal counsel and a financial advisor of nationally recognized reputation, is a Superior Proposal, in each case, if, and only if, the Board of Directors of South determines in its good faith judgment, after receiving the advice of outside legal counsel, that failure to make a Change in Board Recommendation would be inconsistent with its fiduciary duties under applicable Law. The Board of Directors of South may not make a Change in Board Recommendation unless (A) five business days (subject to extension as set forth below in this sentence) shall have elapsed following delivery by South to North of written notice advising North that South’s Board of Directors intends to resolve to effect a Change in Board Recommendation absent modification of the terms and conditions of this Agreement, which notice shall include a reasonable description of the event or circumstances giving rise to the decision to effect a Change in Board Recommendation (including, the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions and the identity of the third party in any such Acquisition Proposal, or any amendment or modification thereof), (B) at the end of such five business day notice period (during which period South shall have negotiated with North in good faith (to the extent North desires to negotiate)) the Board of Directors of South takes into account any amendment or modification to this Agreement proposed by North and (C) after receiving the advice of outside legal counsel and, with respect to financial matters, a financial advisor of nationally recognized reputation, the Board of Directors of South determines in good faith that it nevertheless would be inconsistent with its fiduciary duties under applicable Law not to make the Change in Board Recommendation; provided, however, that, following any material revision to an Acquisition Proposal, South shall be required to deliver a new written notice to North in accordance with this sentence and to again comply with the requirements of this sentence.  Notwithstanding anything to the contrary in this Agreement, unless this Agreement has been terminated in accordance with its terms, (1) nothing in this Agreement shall be interpreted to excuse either party from complying with its obligation to submit this Agreement to its stockholders at the North Meeting or the South Meeting, as applicable, or from complying with the obligations set forth in Section 6.3(e), and (2) South shall not submit to the vote of its stockholders any Acquisition Proposal or Alternative Transaction other than the Merger. Without limiting the foregoing, if the Board of Directors of South has effected a Change in Board Recommendation as expressly permitted by this Section 6.3(b), then the Board of Directors of South may submit this Agreement to its stockholders without the Board Recommendation (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event the Board of Directors of South may communicate the basis for its lack of a recommendation to its stockholders in the Joint Proxy Statement or an appropriate amendment or supplement thereto.

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(c)           For purposes of this Agreement, “Superior Proposal” means, with respect to South, a bona fide, unsolicited written offer made by a third party that, if consummated, would result in such person (or, in the case of a direct merger between such person and South, the stockholder or stockholders of such person) acquiring, directly or indirectly, 50% of the voting power of the capital stock of South or all or substantially all the assets of South and its Subsidiaries, taken as a whole, and which offer, the Board of Directors of South determines in its good faith judgment (after taking into account all of the terms and conditions of the offer and this Agreement (including any proposal by North to adjust the terms and conditions of this Agreement), including any break-up fees, expense reimbursement provisions, conditions to and expected timing and risks of consummation, the form of consideration offered and the ability of the person making such proposal to obtain financing, and after taking into account all other legal, financial, strategic, regulatory and other aspects of such proposal, including the identity of the person making such proposal, and this Agreement) is more favorable from a financial point of view to its stockholders than the Merger.

(d)           South and North shall cooperate to schedule and convene the South Meeting and the North Meeting on the same date.

(e)           Each party shall cooperate and keep the other party informed on a current basis regarding its solicitation efforts and voting results following the dissemination of the Joint Proxy Statement to the stockholders of each party.  If at any time following the dissemination of the Joint Proxy Statement (i) South reasonably determines in good faith that the Requisite North Vote is unlikely to be obtained at the North Meeting, or (ii) North reasonably determines in good faith that the Requisite South Vote is unlikely to be obtained at the South Meeting, then prior to the vote contemplated having been taken such party may request that the other party adjourn or postpone its meeting for up to 45 days from the then-scheduled date, and the other party shall comply with such request.  During such period of adjournment or postponement, the parties shall continue in all respects to comply with their obligations under this Section 6.3 and shall in good faith use reasonable best efforts to negotiate a restructuring of the transaction provided for herein (it being understood that neither party shall have any obligation to alter or change the amount or kind of the Merger Consideration in a manner adverse to such party or its stockholders) and, subject to this Section 6.3, seek to obtain the Requisite North Vote or the Requisite South Vote, as the case may be.  Except as set forth in this Section 6.3(e), no party shall have the obligation to postpone or adjourn its stockholder meeting.

6.4           Legal Conditions to Merger.  Subject in all respects to Sections 6.1, 6.3 and 6.11, each of North and South shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and the Bank Merger and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated by this Agreement, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by South or North or any of their respective Subsidiaries in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

6.5           Stock Exchange Listing.  North shall cause the shares of North Class A Common Stock to be issued in the Merger to be approved for listing on NASDAQ, subject to official notice of issuance, prior to the Effective Time.

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6.6           Employees; Employee Benefits.

(a)           At the Effective Time, each employee of South who is then currently employed by South automatically shall become an employee of North (a “Continuing Employee”) without any action by that employee, South or North.  Except to the extent otherwise provided in a written agreement with a Continuing Employee which is entered into or assumed by North, the employment of each Continuing Employee will be on an “at will” basis in such position, at such location within North’s system and for such rate of compensation as shall be determined by North in the ordinary course of its business, and nothing in this Agreement shall be deemed to constitute an employment agreement between North and any such person, to obligate North to continue to employ any such person for any specific term or period of time in any specific position or at any specific salary or rate of compensation, or at all, or to restrict North’s right to terminate the employment of any such person at any time following the Effective Time and for any reason satisfactory to North.

(b)           Following the Effective Time, except for any period while the comparable South Benefit Plans are continued, each Continuing Employee shall be entitled to participate in employee benefit plans provided generally by North to its employees from time to time on the same basis and subject to the same eligibility and vesting requirements and other conditions, restrictions and limitations, as generally are in effect and applicable to other new employees of North; provided, for purposes of determining eligibility to participate, and vesting under North’s Section 401(k) plan, and participation in North’s employee benefits generally, as well as for purposes of benefit accrual under North’s paid time off and position elimination policies, each Continuing Employee will be given credit for his or her time of service with South prior to the Effective Time based on his or her date of hire reflected in South’s employment records; provided further, that Continuing Employees whose employment with North is terminated within 12 months after the Closing Date will receive severance payments equal to the greater of those severance payments that (i) they would receive from North or (ii) they would have received from South if their employment with South had been terminated immediately prior to the Closing Date; provided, however, that, notwithstanding anything contained in this Agreement to the contrary, in no event shall any Continuing Employee be or become eligible to participate in, or for benefits under, North’s defined benefit pension plan (which has been frozen to new participants) (the “North Pension Plan”). The terms of participation by Continuing Employees in North’s health, dental and vision insurance plans and other programs that are part of North’s Cafeteria Plan shall include the waiver of any waiting periods.

(c)           Following the Effective Time, North agrees to provide participants in South’s defined benefit pension plan as described in Section 3.11(a) of the South Disclosure Schedule (the “South Pension Plan”) with substantially the same pension and other retirement benefits as currently provided under the South Pension Plan, provided, however that North may amend or modify the South Pension Plan in a manner substantially comparable to amendments or modifications to the North Pension Plan, or terminate the South Pension Plan if the North Pension Plan is terminated.

(d)           With respect to the First Citizens Long-Term Compensation Plan described in Section 3.11(a) of the South Disclosure Schedule and awards issued thereunder prior to the Closing, North shall assume the obligations of South to pay the amounts awarded prior to the Closing at the time and in the manner provided by such South Benefit Plan (without making any amendment to such South Benefit Plan or awards or accelerating or deferring the timing of any payment) and to observe the administrative provisions of such South Benefit Plan, but North shall have no obligation to make any additional awards under such South Benefit Plan.

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(e)           With respect to the Deferred Compensation Plan of First Citizens Bank and Trust Company of South Carolina and the 409A Deferred Compensation Plan of First Citizens Bank and Trust Company, Inc. described in Section 3.11(a) of the South Disclosure Schedule, North shall pay the retirement accounts of each participant as such retirement accounts exist as of Closing plus interest accrued subsequent to Closing on such retirement accounts in accordance with such South Benefit Plans at the time and in the manner provided by such South Benefit Plan. North shall not make any amendment or modification to such South Benefit Plan that results in the participant being liable for the excise tax, interest charge or other adverse consequences imposed by Section 409A of the Code.

(f)            Prior to the Effective Time, South and each of its Subsidiaries shall cooperate with North to allow North, in its reasonable discretion, to (i) arrange and conduct for Continuing Employees an open enrollment period for the North Benefit Plans (to the extent any such plans will be made available to the applicable Continuing Employee) and employee orientation sessions (with such sessions to be held at times reasonably agreed to by North and South), and (ii) meet with employees of South and its Subsidiaries at reasonable times as mutually agreed to by North and South.

(g)           Nothing in this Agreement shall confer upon any employee, officer, director or consultant of North or South or any of their Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, South, North or any Subsidiary or affiliate thereof or shall interfere with or restrict in any way the rights of the Surviving Corporation, South, North or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee, officer, director or consultant of North or South or any of their Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend or modify any South Benefit Plan, North Benefit Plan or any other benefit or employment plan, program, agreement, Contract or arrangement, or (ii) except as expressly provided herein, alter or limit the ability of North, the Surviving Corporation or any of their Subsidiaries or affiliates to amend, modify or terminate any particular South Benefit Plan, North Benefit Plan or any other benefit or employment plan, program, agreement, Contract or arrangement after the Effective Time.  Without limiting the generality of the final sentence of Section 9.11, nothing in this Section 6.6, express or implied, is intended to or shall confer upon any person, including without limitation any current or former employee, officer, director or consultant of North or South or any of their Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Section 6.6.

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(h)           As used in this Agreement, the term “North Benefit Plans” means all employee benefit plans (as defined in ERISA), whether or not subject to ERISA, and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement or other benefit plans, programs or arrangements, and all retention, bonus, employment, termination, severance plans, programs or arrangements or other material compensatory Contracts to or with respect to which North or any Subsidiary or any trade or business of North or any of its Subsidiaries, whether or not incorporated, all of which together with North would be deemed a “single employer” within the meaning of Section 4001 of ERISA (a “North ERISA Affiliate”), is a party or has any current or future obligation or that are maintained, contributed to or sponsored by North or any of its Subsidiaries or any of their respective North ERISA Affiliates for the benefit of any current or former employee, officer, director or independent contractor of North or any of its Subsidiaries or any of their respective North ERISA Affiliates, in each case to the extent material.

6.7           Indemnification; Directors’ and Officers’ Insurance.

(a)           From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless each present and former director and officer of South or any of its Subsidiaries and any person who is or was serving at or prior to the Effective Time as a director or officer (or in a like capacity) of another person at the request of South or any of its Subsidiaries (collectively, the “South Indemnified Parties”) as and to the extent each such South Indemnified Party would have had a right to be indemnified by South (or any of its Subsidiaries), under their respective articles of incorporation and bylaws in existence as of the date hereof against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out the fact that such person is or was a director or officer of South or any of its Subsidiaries or serving as a director or officer (or in a like capacity) of another person at the request of South or any of its Subsidiaries and in respect of any acts or omissions (or alleged acts or omissions) of or by any such South Indemnified Party occurring (or alleged to have occurred) at or prior to the Effective Time, including the transactions contemplated by this Agreement; and the Surviving Corporation shall advance expenses as incurred to the fullest extent permitted by Law, provided that the South Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if its ultimately determined that such South Indemnified Party is not entitled to indemnification.

(b)           For a period of six years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by South (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions which are no less advantageous to the insured) with respect to claims arising from facts or events which occurred at or before the Effective Time; provided, however, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by South for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, South, in consultation with, but only upon the consent of North, may obtain at or prior to the Effective Time a six-year “tail” policy under South’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, on an annual basis, does not exceed the Premium Cap.

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(c)           If the Surviving Corporation or its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, in each case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall also assume the obligations set forth in this Section 6.7.  The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each South Indemnified Party and his or her heirs and representatives.

6.8           Additional Agreements.  In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including, without limitation, any merger between a Subsidiary of North, on the one hand, and a Subsidiary of South, on the other hand) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the officers of the Surviving Corporation shall be authorized to, in the name and on behalf of South and North, execute and deliver such deeds, bills of sale, assignments or assurances and take all such other action as may be necessary in connection therewith.

6.9           Advice of Changes.  North and South shall each promptly advise the other party of (a) any change or event (i) that has had or would reasonably be likely to have a Material Adverse Effect on it or (ii) which it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained herein, (b) any action, suit, claim, investigation or proceeding commenced, threatened against, relating to or involving or otherwise affecting such party that, if pending on the date hereof, would have been required to have been disclosed pursuant to this Agreement, and (c) any notice or other communication from any person or Governmental Entity alleging that the consent of such person is or may be required in connection with the transactions contemplated hereby; provided that nothing disclosed pursuant to this Section 6.9 shall affect or be deemed to modify or waive the representations and warranties set forth herein, and provided further that any failure to give notice in accordance with the foregoing with respect to any change or event shall not be deemed to constitute a violation of this Section 6.9 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying change or event would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied.

6.10         Dividends.  After the date of this Agreement, each of North and South shall coordinate with the other the declaration of any dividends in respect of North Common Stock and South Common Stock and the record dates and payment dates relating thereto, it being the agreement of the parties hereto that holders of South Common Stock shall not receive two (2) dividends, or fail to receive one (1) dividend, in any quarter with respect to their shares of South Common Stock and any shares of North Common Stock any such holder receives in exchange therefor in the Merger.

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6.11         Acquisition Proposals.  South agrees that it will not, and will cause each of its Subsidiaries and controlled affiliates not to, and will use its reasonable best efforts to cause each of its respective officers, directors, employees, agents and investment bankers, financial advisors, attorneys, accountants and other retained representatives or agents (each, a “Representative”) not to, directly or indirectly (i) solicit, initiate, knowingly encourage or knowingly facilitate (including by way of furnishing information), or take any other action designed to facilitate, any inquiries, requests for nonpublic information, offers or proposals that contemplate or otherwise relate to or could reasonably be expected to lead to any Alternative Transaction (any of the foregoing being referred to herein as an “Acquisition Proposal”), (ii) participate in any discussions or negotiations regarding an Alternative Transaction or Acquisition Proposal or (iii) furnish any information regarding itself or any of its Subsidiaries to any person in connection with or in response to any Acquisition Proposal. Notwithstanding the preceding sentence, prior to receipt of the Requisite South Vote, in the event that South receives an Acquisition Proposal that was not solicited by it and did not otherwise result from a breach of or any action inconsistent with this Section 6.11, and that the Board of Directors of South determines, in its good faith judgment, after receiving the advice of outside counsel and a financial advisor of nationally recognized reputation, that such Acquisition Proposal constitutes or would reasonably be expected to result in, a Superior Proposal (and such proposal has not been withdrawn), if and only if, the Board of Directors of South determines, in its good faith judgment, after receiving the advice of outside counsel and a financial advisor of nationally recognized reputation, that failure to take any of the actions described in the following clauses (A) and (B) would be inconsistent with its fiduciary duties under applicable Law, South and its Representatives may (A) furnish information with respect to it and its Subsidiaries to the party making such Acquisition Proposal and its Representatives and financing sources pursuant to a customary confidentiality agreement containing terms no less restrictive to the party making the Acquisition Proposal than the terms contained in the Confidentiality Agreement, provided that a copy of all such written information is provided simultaneously to North (if not previously provided), and (B) participate in discussions and negotiations regarding such Acquisition Proposal.  Without limiting the foregoing, any violation of the restrictions contained in this Section 6.11 by any Subsidiary or Representative of South, shall be deemed a breach of this Section 6.11 by South.

(a)           As used in this Agreement, “Alternative Transaction” shall mean, with respect to South, other than the transactions contemplated by this Agreement, (i) the acquisition (whether by merger, consolidation, equity investment, joint venture, issuance of securities, reorganization, tender offer, sale, license, disposition or otherwise) by any person or “group” as defined in the Exchange Act of 15% or more of the assets of South or any of its Subsidiaries; (ii) the acquisition in any manner, directly or indirectly, by any person or “group” of 15% or more of any class of the issued and outstanding shares of capital stock of South or any of its Subsidiaries; (iii) the issuance of 15% or more of the current number of issued and outstanding shares of any class of capital stock of South or any of its Subsidiaries; or (iv) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any person (or the stockholders of any person) or “group” becoming the beneficial owner of 15% or more of any class of equity or voting securities of South or any of its Subsidiaries whose assets individually or in the aggregate, constitute 15% or more of the consolidated assets of South and its Subsidiaries, taken as a whole.

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(b)           South shall notify North promptly (but in no event later than one business day) after receipt of any Acquisition Proposal or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to South or any of its Subsidiaries or for access to the properties, books or records of South or any of its Subsidiaries by any person that has made, or to South’s knowledge is considering making, an Acquisition Proposal.  Such notice shall indicate the identity of the person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of South or any of its Subsidiaries and shall include a copy of any written Acquisition Proposal and the material terms of any oral Acquisition Proposal or modification or amendment to an Acquisition Proposal.  South shall keep North fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request.

(c)           South shall and shall cause its Subsidiaries and their respective Representatives to  immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than North) conducted heretofore with respect to or that relate to any Acquisition Proposal.  South has not and, unless the Board of Directors of South determines in its good faith judgment, after receiving the advice of outside counsel, that failure to take such action would be inconsistent with its fiduciary duties under applicable Law, agrees not to, and to cause its Subsidiaries not to, release any third party from, and also agrees to enforce, the confidentiality and standstill provisions of any Contract to which it or its Subsidiaries is a party that remains in effect as of the date hereof.

(d)           Nothing contained in this Agreement shall prohibit the Board of Directors of South from disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a)(2)-(3) under the Exchange Act; provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement; and, provided, further, that any such disclosure (other than a “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act) shall be deemed to be a modification of the Board Recommendation in a manner adverse to North unless the Board of Directors of South expressly and concurrently reaffirms the Board Recommendation.

6.12         Public Announcements.  South and North shall consult with and provide each other with the reasonable opportunity to review and comment upon any press release or other public statement or comment prior to the issuance of such press release or other public statement or comment relating to this Agreement or the transactions contemplated by this Agreement and shall not issue any such press release or other public statement or comment prior to such consultation, except if such issuance, statement or comment is required by applicable Law or by obligations pursuant to any listing agreement with or rules of any securities exchange and compliance with this Section 6.12 is not practicable.

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6.13         Real Property Matters.

(a)           At its option and expense, following the date of this Agreement, North may cause to be conducted (i) a title examination, physical survey, zoning compliance review and structural inspection of any or all of the South Real Property and improvements thereon (collectively, the “Property Examination”) and (ii) site inspections, environmental assessments, historic reviews and regulatory analyses of any or all of the South Real Property, together with such other studies, testing and intrusive sampling and analyses as North shall deem necessary or desirable (collectively, the “Environmental Survey”); provided, however, that any investigation or reviews conducted by or on behalf of North shall be performed in such a manner as will not interfere unreasonably with the normal operations of South or any of its Subsidiaries, and no sampling or invasive investigations may be undertaken without the prior written consent of South (such consent not to be unreasonably withheld).

If, in the course of the Property Examination or Environmental Survey, North identifies one or more Material Defects, North will give prompt written notice thereof to South describing the facts or conditions constituting each such Material Defect.

(b)           For purposes of this Agreement, a “Material Defect” shall include, except as Previously Disclosed:

(i)            the existence of any Lien (other than Permitted Encumbrances) relating to any of the South Real Property, including without limitation the existence of any facts or circumstances that adversely affect South’s, South Bank’s or any South Subsidiary’s ability to enforce any lease agreement or its rights in any leasehold interest thereunder;

(ii)           the existence of any zoning restriction, easement, encroachment, covenant, restriction or other defects or exceptions to title, or the existence of any facts or conditions that constitute a breach of representations and warranties (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) relating or with respect to any of the South Real Property, in either such case that North reasonably believes will materially and adversely affect (A) its use of the South Real Property for the purpose for which and in the manner in which it currently is used or (B) the value or marketability of the South Real Property;

(iii)          the existence of any structural defects or conditions of disrepair in the improvements on any parcel of the South Real Property (including any equipment, fixtures or other components related thereto);

(iv)          the existence of facts or circumstances relating to any of the South Real Property and indicating that (A) there likely has been a discharge, disposal, release, threatened release or emission by any person of any Hazardous Substance on, from, under, at or relating to the South Real Property or (B) any action has been taken or not taken, or a condition or event likely has occurred or exists, with respect to the South Real Property (including, without limitation, any removal or disposal of materials from the South Real Property) which constitutes or would constitute a violation of any Environmental Law or any Contract between South, South Bank or any South Subsidiary and any other person or entity, as to which, in either such case, North reasonably believes, based on the advice of legal counsel or other consultants, that, before or after the Effective Time, South, South Bank, any South Subsidiary or North, respectively, could incur costs or become responsible or liable for assessment, removal, remediation, monetary damages (including without limitation any liability to other persons for property damage or personal injury) or civil, criminal or administrative penalties or other corrective action; or

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(v)           the existence of any “recognized environmental condition” on any parcel of the South Real Property, as identified by any Environmental Survey.

(c)           In the event that North reasonably believes that (A) the total of the costs and expenses that South, South Bank, the South Subsidiaries,  North or North Bank could incur in fully correcting all Material Defects identified by North that are described in Section 6.13(b), plus (B) all other amounts for which South, South Bank, the South Subsidiaries, North or North Bank could become responsible or liable related to all of those Material Defects as described in Section 6.13(b)(iv), would reasonably be expected to have a Material Adverse Effect on South, then North shall have the right and option, as its sole remedy, exercisable upon written notice to South, to terminate this Agreement.  In the event that, following its investigation of any such Material Defects, North concludes that it will terminate this Agreement as provided in the preceding sentence, it will give prompt notice of termination to South; provided, however, that North shall not be obligated to give any such notice while it continues in good faith to investigate, or to determine the nature and cost of potential corrective actions, if any, to remedy, any such Material Defect.  In no event shall South be required to cure or remedy any defect, including without limitation any Material Defect.

(d)           It is contemplated that North will conduct the Property Examination and the Environmental Survey following the date of this Agreement and prior to the Effective Time.  It is the intent of this Agreement, and South, South Bank and the South Subsidiaries understand and agree that, upon completion of the Property Examination and Environmental Survey, if any of the facts, conditions, circumstances or other matters revealed by the Property Examination or Environmental Survey reveal a Material Defect, then North may exercise its rights under this Section 6.13 without regard to any actual knowledge on or prior to the date of this Agreement on the part of North or its officers or advisers of that Material Defect or the facts, conditions, circumstances or other matters pertaining thereto and without regard to any matters Previously Disclosed to North, or any other communication to North or any of its officers or advisers, prior to the date of this Agreement, or otherwise.

(e)           North shall not disclose the results of its investigations to any other person except (i) as required by Law or (ii) to its attorneys, accountants, or other consultants assisting it in connection with this transaction, and in the case of subclause (ii), then only upon making each such person aware of the confidentiality restrictions set forth herein and procuring such person’s agreement to be bound thereby.  North shall promptly repair any damage to any property of South, South Bank or any South Subsidiary, and be responsible for any claims for personal injury or property damage, resulting from North’s investigations.  Upon request, North shall provide to South a copy of all written reports received by North from consultants or other third parties engaged by North to perform such investigations.

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6.14         Trust Preferred Securities.  Upon the Effective Time, North shall assume the due and punctual performance and observance of the covenants to be performed by South under (a) the Junior Subordinated Indenture, dated as of March 24, 1998, between South and Deutsche Bank Trust Company Americas, as trustee, relating to trust preferred securities issued by FCB/SC Capital Trust I, a Delaware business trust (the “Trust Preferred Securities I”), (b) the Junior Subordinated Indenture, dated as of May 7, 2004, between South and Deutsche Bank Trust Company Americas, as trustee, relating to trust preferred securities issued by FCB/SC Capital Trust II, a Delaware business trust (the “Trust Preferred Securities II”), and  (c) the Indenture, dated as of March 10, 2004, between Community Bankshares, Inc. (succeeded by South by acquisition) and Wells Fargo Bank, as trustee, relating to trust preferred securities issued by SCB Capital Trust I, a Delaware trust (the “Trust Preferred Securities III” and, together with the Trust Preferred Securities I and the Trust Preferred Securities II, the “Trust Preferred Securities”), and the due and punctual payment of the principal of and premium, if any, and interest on the Trust Preferred Securities.  In connection therewith, North and South shall execute and deliver any supplemental indentures or other documents, and the parties hereto shall provide any opinion of counsel, in each case reasonably requested by the trustee thereof, to the trustee thereof, required to make such assumptions effective.

6.15         Redemption of Preferred Stock.  Prior to the Effective Time, South shall take all necessary action to effect the redemption of all of the outstanding shares of South Series A preferred stock, South Series B preferred stock, South Series C preferred stock, South Series E preferred stock, South Series F preferred stock and South Series G preferred stock (collectively, the “South Preferred Stock”) for an amount in cash equal to $50.00, $50.00, $100.00, $200.00, $50.00 and $50.00 per share, respectively, plus any dividends accrued but unpaid thereon.  Upon redemption, shares of South Preferred Stock shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.  Neither South nor any South Subsidiary may exercise any voting or other rights granted to the holders of South Preferred Stock following redemption.

6.16         Subordinated Debt.  Upon the Effective Time, North shall assume the due and punctual performance and observance of the covenants to be performed by South under, and the due and punctual payment of the principal of and interest on:  (a) the 6.80% Notes due April 1, 2015 issued in the original aggregate principal amount of $75,000,000 pursuant to an Indenture and a First Supplemental Indenture, each dated as of April 5, 2005, and each between South and Deutsche Bank Trust Company Americas, (b) the 8.00% Subordinated Note due June 1, 2018 by South in favor of Louise T. Adams in the original aggregate principal amount of $5,000,000, (c) the 8.00% Subordinated Note due June 1, 2018 by South in favor of Greta T. Covington in the original aggregate principal amount of $5,000,000, and (d) the 8.00% Subordinated Note due June 1, 2018 by South in favor of John H. Terrell III in the original aggregate principal amount of $5,000,000 (the debt described in the foregoing clauses (a)–(d), is referred to collectively as the “Subordinated Debt”).  In connection with the assumption by North of the Subordinated Debt, North and South shall execute and deliver any supplemental indentures or other documents, and the parties hereto shall provide any opinion of counsel, in each case reasonably requested by the trustee or holder thereof, to the trustee or holder thereof, required to make such assumptions effective.

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ARTICLE VII
CONDITIONS PRECEDENT

7.1           Conditions to Each Party’s Obligation To Effect the Merger.  The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)           Stockholder Approval.  The Requisite North Vote and the Requisite South Vote shall have been obtained.

(b)           NASDAQ Listing.  The shares of North Class A Common Stock to be issued to the stockholders of South upon consummation of the Merger shall have been authorized for listing on NASDAQ, subject to official notice of issuance.

(c)           Regulatory Approvals.  (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.  “Requisite Regulatory Approvals” means the approval of (A) the Federal Reserve Board, (B) the FDIC, (C) the South Carolina Commissioner, (D) the North Carolina Commissioner, and (E) any other federal or state banking regulator or agency whose approval is required in connection with the transaction, in each case required to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger.

(d)           S-4.  The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)           No Injunctions or Restraints; Illegality.  No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Bank Merger or any of the other material transactions contemplated by this Agreement shall be in effect.  No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Bank Merger or any of the other material transactions contemplated by this Agreement.

7.2           Conditions to Obligations of North.  The obligation of North to effect the Merger is also subject to the satisfaction or waiver by North, at or prior to the Effective Time, of the following conditions:

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(a)           Representations and Warranties.  The representations and warranties of South set forth in Sections 3.2(a) shall be true and correct (other than such failures to be true and correct as are de minimis in effect in the context of Section 3.2(a)), in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of South set forth in Sections 3.1, 3.2(b), 3.2(c), 3.3(a), 3.7 and 3.23 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (in each case except to the extent such representations and warranties speak as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of such specified date).  All other representations and warranties of South set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date); provided, however, that, for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on South.  North shall have received a certificate signed on behalf of South by the Chief Executive Officer and the Chief Financial Officer of South to the foregoing effect.

(b)           Performance of Obligations of South.  South shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Effective Time, and North shall have received a certificate signed on behalf of South by the Chief Executive Officer and the Chief Financial Officer of South to such effect.

(c)           Other Documents and Information.  As of the Closing Date, North shall have received the following documents with respect to South:

(i)            a certificate of its corporate existence issued by the State of South Carolina as of a recent date and a certificate of existence or authority as a foreign corporation issued as of a recent date by each of the jurisdictions in which it is qualified to do business as a foreign corporation;

(ii)           a true and complete copy of the South Charter and all amendments thereto, certified by the State of South Carolina as of a recent date;

(iii)          a true and complete copy of its bylaws, certified by its Secretary or an Assistant Secretary;

(iv)          a certificate from its Secretary or an Assistant Secretary certifying that the South Charter has not been amended since the date of the certificate described in subparagraph (ii) above, and that nothing has occurred since the date of issuance of the certificate of existence specified in subparagraph (i) above that would adversely affect its existence;

(v)           a true and complete copy of the resolutions of its board of directors and stockholders authorizing the execution, delivery and performance of this Agreement, and all instruments and documents to be delivered in connection herewith, and the transactions contemplated hereby, certified by its Secretary or an Assistant Secretary;

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(vi)          a certificate from its Secretary or an Assistant Secretary certifying the incumbency and signatures of its officers who will execute documents at the Closing or who have executed this Agreement;

(vii)         a certificate of the Federal Reserve Bank with respect to South; and

(viii)        such other certificates and documents of officers of South, South Bank and public officials as shall be reasonably requested by North to establish the existence of South, South Bank and the insurance of South Bank’s accounts by the FDIC.

(d)           Material Adverse Effect.  Since the date hereof, there shall not have occurred and be continuing any events or occurrences that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on South.

(e)           Federal Tax Opinion.  North shall have received the (i) opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., dated as of a date prior to the filing of the S-4, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and (ii) opinion of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

7.3           Conditions to Obligations of South.  The obligation of South to effect the Merger is also subject to the satisfaction or waiver by South, at or prior to the Effective Time, of the following conditions:

(a)           Representations and Warranties.  The representations and warranties of North set forth in Sections 4.2(a) shall be true and correct (other than such failures to be true and correct as are de minimis in effect in the context of Section 4.2(a)), in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and the representations and warranties of North set forth in Sections 4.1, 4.2(b), 4.2(c), 4.3(a) and 4.7 (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (in each case except to the extent such representations and warranties speak as of a specified date, in which case such representations and warranties shall be true and correct in all material respects as of such specified date).  All other representations and warranties of North set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties speak as of a specified date, in which case such representations and warranties shall be true and correct as of such specified date); provided, however, that, for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on North.  South shall have received a certificate signed on behalf of North by the Chief Executive Officer and the Chief Financial Officer of North to the foregoing effect.

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(b)           Performance of Obligations of North.  North shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Effective Time, and South shall have received a certificate signed on behalf of North by the Chief Executive Officer and the Chief Financial Officer of North to such effect.

(c)           Other Documents and Information.  As of the Closing Date, South shall have received the following documents with respect to North:

(i)            a certificate of its corporate existence issued by the State of Delaware as of a recent date and a certificate of existence or authority as a foreign corporation issued as of a recent date by each of the jurisdictions in which it is qualified to do business as a foreign corporation;

(ii)           a true and complete copy of the North Charter and all amendments thereto, certified by the State of Delaware as of a recent date;

(iii)          a true and complete copy of its bylaws, certified by its Secretary or an Assistant Secretary;

(iv)          a certificate from its Secretary or an Assistant Secretary certifying that the North Charter has not been amended since the date of the certificate described in subparagraph (ii) above, and that nothing has occurred since the date of issuance of the certificate of existence specified in subparagraph (i) above that would adversely affect its existence;

(v)           a true and complete copy of the resolutions of its Board of Directors authorizing the execution, delivery and performance of this Agreement, and all instruments and documents to be delivered in connection herewith, and the transactions contemplated hereby, certified by its Secretary or an Assistant Secretary;

(vi)          a certificate from its Secretary or an Assistant Secretary certifying the incumbency and signatures of its officers who will execute documents at the Closing or who have executed this Agreement;

(vii)         a certificate of the Federal Reserve Bank with respect to North; and

(viii)        such other certificates and documents of officers of North, North Bank and public officials as shall be reasonably requested by South to establish the existence of North, North Bank and the insurance of North Bank’s accounts by the FDIC.

(d)           Material Adverse Effect.  Since the date hereof, there shall not have occurred and be continuing any events or occurrences that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on North.

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(e)           Federal Tax Opinion.  South shall have received the (i) opinion of Haynsworth Sinkler Boyd, P.A., dated as of a date prior to the filing of the S-4, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the (ii) opinion of Haynsworth Sinkler Boyd, P.A., dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(f)            South Stockholder Vote.  A majority of the votes entitled to be cast on the adoption and approval of this Agreement and the transactions contemplated hereby by the Minority Holders (in the aggregate) are not cast against the Merger.

ARTICLE VIII
TERMINATION AND AMENDMENT

8.1           Termination.  This Agreement may be terminated at any time prior to the Effective Time and, except as specified below, whether before or after adoption of this Agreement by the stockholders of North or South:

(a)           by mutual consent of North and South in a written instrument authorized by the Board of Directors of each;

(b)           by either North or South if any Governmental Entity that must grant a Requisite Regulatory Approval has (i) denied approval of the consummation of any of the material transactions contemplated by this Agreement, including the Merger or Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting or making illegal the consummation of any of the material transactions contemplated by this Agreement, including the Merger or Bank Merger or (ii) granted the Requisite Regulatory Approval but such Requisite Regulatory Approval contains or results in the imposition of a Materially Burdensome Regulatory Condition and there is no meaningful possibility that such Requisite Regulatory Approval could be revised prior to the Termination Date so as not to contain or result in a Materially Burdensome Regulatory Condition, unless, in either case, the failure to obtain a Requisite Regulatory Approval or to obtain a Requisite Regulatory Approval without it containing or resulting in the imposition of a Materially Burdensome Regulatory Condition shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c)           by either North or South if the Merger shall not have been consummated on or before one year from the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

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(d)           by either North or South if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement by the other party, either individually or in the aggregate with all other breaches by such party, such that any of the conditions set forth in Section 7.2 (in the case of a termination by North) or Section 7.3 (in the case of a termination by South) would not be satisfied, and (i) such breach is not reasonably capable of being cured or (ii) if such breach is reasonably capable of being cured, is not cured by the earlier of (A) the Termination Date or (B) the date that is 30 days following written notice thereof to the party committing such breach; provided in each case that the terminating party is not then in breach of any representation, warranty, covenant or other agreement of such party contained herein such that any of the conditions set forth in Section 7.2 (in the case of a termination by South) or Section 7.3 (in the case of a termination by North) would not be satisfied;

(e)           by either North or South if (i) the North Meeting (including any postponements or adjournments thereof) shall have concluded with the vote contemplated by Section 4.3(a) having been taken and the Requisite North Vote shall not have been obtained or (ii) the South Meeting (including any postponements or adjournments thereof) shall have concluded with the vote contemplated by Section 3.3(a) having been taken and the Requisite South Vote shall have not been obtained; provided that the party seeking to terminate this Agreement under this Section 8.1(e) shall have complied in all material respects with its obligations under Section 6.3 (including by complying with an adjournment or postponement request under Section 6.3(e));

(f)            by North, prior to South obtaining the Requisite South Vote, if (i) the Board of Directors of South shall have effected a Change in Board Recommendation or (ii) South failed to comply in all material respects with its obligations under Section 6.3 or 6.11;

(g)           by South, prior to North obtaining the Requisite North Vote, if North failed to comply in all material respects with its obligations under Section 6.3;

(h)           by South, prior to obtaining the Requisite South Vote, if the Board of Directors of South shall have effected a Change in Board Recommendation; provided South has complied with the requirements of Sections 6.3(b) and 6.11;

(i)            by North, pursuant to Section 6.13(c); or

(j)            by North, if holders of 10% of South Common Stock are deemed Dissenting Shares pursuant to the terms of this Agreement.

The party desiring to terminate this Agreement other than pursuant to clause (a) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.4, specifying the provision or provisions hereof pursuant to which such termination is effected and confirm that the Board of Directors of such terminating party has authorized such termination.

8.2           Effect of Termination.

(a)           In the event of termination of this Agreement by either North or South as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of North, South, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b) and this Section 8.2 and Article IX (other than Section 9.1 and, except as it relates to surviving provisions, Section 9.12) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither North nor South shall be relieved or released from any liabilities or damages arising out of its fraud or breach of any provision of this Agreement (to the extent such breach is willful, knowing and material) prior to termination.

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(b)

(i)            If South terminates this Agreement pursuant to Section 8.1(h) as a result of an Acquisition Proposal received by South within the 30-day period following the date of this Agreement, then South will pay to North $6,450,000 and an amount equal to North’s Documented Expenses.

(ii)           If South terminates this Agreement pursuant to Section 8.1(h) as a result of an Intervening Event, then South will pay to North $10,000,000 and an amount equal to North’s Documented Expenses.

As used in this Agreement, “Documented Expenses” shall mean a party’s aggregate documented out-of-pocket expenses actually incurred in negotiating and preparing this Agreement, performing due diligence and otherwise in connection with or attempting to consummate the transactions described herein.

(c)           In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been made known to senior management of South or has been made directly to its stockholders generally or any person shall have publicly announced (and not withdrawn) an Acquisition Proposal with respect to South and thereafter this Agreement is terminated (i) by either North or South pursuant to Section 8.1(e)(ii), (ii) by North pursuant to Section 8.1(d), (iii) by South or North pursuant to Section 8.1(c) (if the Requisite South Vote had not been obtained prior to termination and all other conditions set forth in Sections 7.1 and 7.3 had been satisfied or were capable of being satisfied prior to such termination), (iv) by North pursuant to Section 8.1(f), or (v) by South pursuant to Section 8.1(h) and no fee is payable by South pursuant to Section 8.2(b), then South shall pay to North an amount equal to (A) North’s Documented Expenses and (B) if, prior to the date that is 12 months after the date of termination of this Agreement pursuant to the preceding sentence, South enters into a definitive agreement with respect to, or consummates, an Alternative Transaction (whether or not involving the same Acquisition Proposal as that referred to in this subsection (c)), then South shall, on the date of entry into such agreement, or on the date of consummation if the Alternative Transaction is consummated without entry into a definitive agreement, pay North $22,574,000, provided, that for purposes of this Section 8.2(c), all references in the definition of Alternative Transaction to 15% shall instead refer to 50%.

(d)           South shall not be required to pay the Termination Fee on more than one occasion. Each of North and South agrees that, upon termination of this Agreement under circumstances where a Termination Fee is payable to North and such Termination Fee is paid in full, North shall be precluded from any other remedy (other than with respect to any liability resulting from any willful breach of this Agreement or intentional misconduct) against South in connection with this Agreement or the transactions contemplated hereby, at law or in equity or otherwise, and it shall not seek to obtain any recovery, judgment or damages of any kind, including consequential, indirect or punitive damages, against South or its Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders or affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby.  As used in this Agreement, “Termination Fee” shall mean the aggregate amount payable (other than interest, if any, due from South under Section 8.2(e)) by a party under this Section 8.2.

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(e)           South acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, North would not enter into this Agreement; accordingly, if South fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, North commences a suit which results in a judgment against South for the Termination Fee or any portion thereof, South shall pay the costs and expenses of North (including reasonable attorneys’ fees and expenses) in connection with such suit.  In addition, if South fails to pay the amounts payable pursuant to this Section 8.2, then it shall pay interest on such overdue amounts at a rate per annum equal to the “prime rate” (as reported in The Wall Street Journal) in effect on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid.

(f)            All payments under this Section 8.2 shall be made by wire transfer of immediately available funds to an account designated in writing by North, and shall be made (i) in the case of the Termination Fee payable pursuant to Section 8.2(b), for that portion of the Termination Fee constituting Documented Expenses, within two business days after receipt of an invoice for the Documented Expenses, and for the remainder of such Termination Fee, within two business days after the termination of this Agreement, and (ii) in the case of the Termination Fee payable pursuant to Section 8.2(c), for that portion of the Termination Fee constituting Documented Expenses, within two business days after receipt of an invoice for the Documented Expenses, and for the remainder of such Termination Fee, within two business days after entry into a definitive agreement with respect to, or consummation of, an Alternative Transaction.

(g)           In the event that North shall have the right to receive the Termination Fee, the right to receive the Termination Fee, if any, shall be the sole and exclusive remedy (other than interest, if any, due from South under Section 8.2(e) and with respect to any liability resulting from any willful breach of this Agreement or intentional misconduct) against South and any of its Subsidiaries or Representatives for any and all losses suffered by North or any of North’s Subsidiaries or Representatives in connection with, or as a result of the failure, of the transactions contemplated by this Agreement to be consummated.

8.3           Amendment.  Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the stockholders of North and South; provided, however, that, after adoption and approval of this Agreement and the transactions contemplated hereby by the respective stockholders of North or South, there may not be, without further approval of such stockholders, any amendment of this Agreement that changes the amount or the form of the consideration to be delivered hereunder to the holders of South Common Stock or that otherwise requires the approval of such stockholders under applicable Law.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

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8.4           Extension; Waiver.  At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or satisfaction of any conditions contained herein; provided, however, that, after adoption and approval of this Agreement and the transactions contemplated hereby by the respective stockholders of North or South, there may not be, without further approval of such stockholders, any extension or waiver of this Agreement or any portion thereof which reduces the amount or changes the form of the consideration to be delivered to the holders of South Common Stock hereunder or that otherwise requires the approval of such stockholders under applicable Law.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX
GENERAL PROVISIONS

9.1           Closing.  Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. North Carolina time at the offices of Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P., on a date which shall be no later than two business days after the satisfaction or waiver (subject to applicable Law) of the latest to occur of the conditions set forth in Article VII hereof (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof), unless extended by mutual agreement of the parties (the “Closing Date”).

9.2           Nonsurvival of Representations, Warranties and Agreements.  None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

9.3           Expenses.  All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC in connection with the Merger shall be borne equally by North and South.

9.4           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

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(a)          if to South, to:
First Citizens Bancorporation, Inc.
1314 Park Street
Columbia, South Carolina 29201
Attention:  Jim B. Apple
Facsimile:  (803) 931-1448

With a copy (which shall not constitute notice) to:
Haynsworth Sinkler Boyd, P.A.
1201 Main Street, 22nd Floor
Columbia, SC  29201
Attention:  Joseph D. Clark
Facsimile:  (803) 765-1243

and

Robinson Bradshaw & Hinson, P.A.
101 North Tryon Street, Suite 1900
Charlotte, NC  28246
Attention:  Henry H. Ralston
                   Seth M. Huffstetler
Facsimile:  (704) 373-3913

(b)          if to North, to:
First Citizens BancShares, Inc.
4300 Six Forks Road
Raleigh, NC 27609
Attention:  Edward L. Willingham, IV
                  Barry P. Harris, IV
Facsimile:  (919) 716-7518

With a copy (which shall not constitute notice) to:
Ward & Smith
1001 College Court
New Bern, NC  28562
Attention:  William R. Lathan, Jr.
Facsimile:  (252) 672-5477

and

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Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P.
150 Fayetteville Street, 23rd Floor
Raleigh, NC  27601
Attention:  Gerald F. Roach and
                  Geoffrey W. Adams
Facsimile:  (919) 821-6800

9.5           Interpretation.  The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.  When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement.  As used in this Agreement, the “knowledge” of South means the conscious awareness of any of the officers of South listed on Section 9.5 of the South Disclosure Schedule and includes matters of which such individuals should have been consciously aware in the ordinary course of business and performance of their managerial duties, and the “knowledge” of North means the conscious awareness of any of the officers of North listed on Section 9.5 of the North Disclosure Schedule and includes matters of which such individuals should have been consciously aware in the ordinary course of business and performance of their managerial duties.  As used herein, (a) the term “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, and (b) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by or is under common control with such specified person.  The South Disclosure Schedule and the North Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement.  Nothing contained herein shall require any party or person to take any action in violation of applicable Law.

9.6           Disclosure Schedule.

(a)           Before entry into this Agreement, South delivered to North a schedule (a “South Disclosure Schedule”) and North delivered to South a schedule  (a “North Disclosure Schedule” and, together with the South Disclosure Schedule, the “Disclosure Schedules”), each of which sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or Article IV, respectively, or to one or more covenants contained herein; provided, however, that, notwithstanding anything in this Agreement to the contrary, (i) no such item is required to be set forth as an exception to a representation or warranty or covenant if its absence would not result in the related representation or warranty being deemed untrue or incorrect or the related covenant being breached, (ii) the Disclosure Schedules may include certain items and information solely for informational purposes and (iii) the mere inclusion of an item in the Disclosure Schedules shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect or is required to be disclosed by the terms of this Agreement.

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(b)           For purposes of this Agreement, “Previously Disclosed” means information set forth by South or North in the South Disclosure Schedule or North Disclosure Schedule, as applicable. Any fact or item set forth in any section of a Disclosure Schedule shall be deemed to be referred to and incorporated in any other section(s) of such Disclosure Schedule to which it is specifically referenced or cross-referenced, and also in any other section(s) of such Disclosure Schedule (whether or not a specific cross-reference appears therein) if the relevance of such fact or item (or its contents) to such other section(s) of such Disclosure Schedule is reasonably apparent on its face.

9.7           Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.8           Entire Agreement.  This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

9.9           Governing Law; Jurisdiction.

(a)           This Agreement shall be governed and construed in accordance with the laws of the State of North Carolina, without regard to any applicable conflicts of law, except that (i) the Merger and the Bank Merger shall be governed by the laws of the States of South Carolina, North Carolina and Delaware, as applicable, and (ii) matters relating to the fiduciary duties of the Board of Directors of South and the Board of Directors of North, dissenters’ rights and similar or related internal affairs matters shall be subject to the laws of the State of South Carolina or the State of Delaware, as applicable.

(b)           Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the United States District Court for the Eastern District of North Carolina or the North Carolina Business Court, Raleigh, North Carolina, or, if such court shall not have jurisdiction, any other North Carolina State court in Wake County, North Carolina (such courts, the “North Carolina Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the North Carolina Courts (and of the appropriate appellate courts therefrom), (ii) waives any objection to laying venue in any such action or proceeding in the North Carolina Courts, (iii) waives any objection that the North Carolina Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.4.

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9.10         Assignment; Third Party Beneficiaries.  Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other party.  Any purported assignment in contravention hereof shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.  Except as set forth in Section 6.7, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

9.11         Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity.  The parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy.

9.12         Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but, if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

9.13         Delivery by Facsimile or Electronic Transmission.  This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by e-mail delivery of a “.pdf” format data file, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.  No party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or e-mail delivery of a “.pdf” format data file to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or e-mail delivery of a “.pdf” format data file as a defense to the formation of a contract, and each party hereto forever waives any such defense.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

SOUTH:

FIRST CITIZENS BANCORPORATION, INC.

By:	/s/ Jim B. Apple

Name:	Jim B. Apple

Title:	Chairman, President and CEO

NORTH:

FIRST CITIZENS BANCSHARES, INC.

By:	/s/ Edward L. Willingham, IV

Name:	Edward L. Willingham, IV

Title:	President